Exhibit 10.128

DEED OF LEASE

by and between

EQUINIX RP II LLC,

a Delaware limited liability company,

as LANDLORD

and

EQUINIX, INC.,

a Delaware corporation,

as TENANT

Premises:

Beaumeade Corporate Park

21691, 21701, 21711, 21715, 21721 and 21731 Filigree Court

Ashburn, Virginia 20147

Dated as of December 21, 2005

EXHIBITS

EXHIBIT A	Premises

EXHIBIT B	Equipment

EXHIBIT C	Schedule of Permitted Encumbrances

EXHIBIT D	[Intentionally Omitted]

EXHIBIT E	Landlord’s Wiring Instructions

EXHIBIT F	Initial Alterations

-i-

DEED OF LEASE

THIS DEED OF LEASE is made as of December 21, 2005, by and between EQUINIX RP II LLC, a Delaware limited liability company (“Landlord”), with an address at 301 Velocity Way, 5th Floor, Foster City, California 94404, and EQUINIX INC., a Delaware corporation (“Tenant”), with an address at 301 Velocity Way, 5th Floor, Foster City, California 94404.

In consideration of the rents and provisions herein stipulated to be paid and performed, Landlord and Tenant hereby covenant and agree as follows:

1. Demise of Premises. (a) Landlord hereby demises and lets to Tenant, and Tenant hereby takes and leases from Landlord, for the term and upon the provisions hereinafter specified, the following described property (hereinafter collectively referred to as the “Leased Premises”): (i) the premises described in Exhibit “A” hereto, together with the Appurtenances (collectively, the “Land”); (ii) the buildings, structures and other improvements now or hereafter located on the Land, including, without limitation, the roof of the buildings located on the Land (collectively, the “Improvements”); and (iii) the fixtures, machinery, equipment and other property described in Exhibit “B” hereto (collectively, the “Equipment”).

(b) Landlord hereby assigns to Tenant all of Landlord’s right title and interest in the existing leases (“Existing Leases”) between Landlord and the existing tenants in all or any part of the Premises and Tenant hereby assumes all of Landlord’s obligations under the Existing Leases as of the date hereof. Tenant shall indemnify and hold harmless the Landlord from and against all costs, expenses, obligations and liabilities under the Existing Leases arising from and after the date hereof.

2. Certain Definitions.

“Additional Rent” shall mean Additional Rent as defined in Section 7(a).

“Affiliated Party” shall mean Affiliated Party as defined in Section 19(a).

“Alterations” shall mean all changes, additions, improvements or repairs to, all alterations, reconstructions, renewals, replacements or removals of and all substitutions or replacements for any of the Improvements or Equipment, both interior and exterior, structural and non-structural, and ordinary and extraordinary. Notwithstanding the foregoing, Alterations shall not include the addition, reconfiguration or removal of internal cabling, server cages or other equipment installed in the Premises primarily for the service of Tenant’s Customers.

“Appurtenances” shall mean all tenements, hereditaments, easements, rights-of-way, rights, privileges in and to the Land, including (a) easements over other lands granted by any Easement Agreement and (b) any streets, ways, alleys, vaults, gores or strips of land adjoining the Land.

“Basic Rent” shall mean Basic Rent as defined in Section 6.

“Basic Rent Payment Date” shall mean the Basic Rent Payment Dates as defined in Section 6.

“Broker” shall mean Broker as defined in Section 32(a).

“Building A” shall mean that certain building located at 21731 Filligree Court, Ashburn, Virginia 20147.

“Building B” shall mean that certain building located at 21721 Filligree Court, Ashburn, Virginia 20147.

“Building C” shall mean that certain building located at 21711 Filligree Court, Ashburn, Virginia 20147.

“Building E” shall mean that certain building located at 21691 Filligree Court, Ashburn, Virginia 20147

“Building F” shall mean that certain building located at 21715 Filligree Court, Ashburn, Virginia 20147.

“Casualty” shall mean any injury to or death of any person or any loss of or damage to any property (including the Leased Premises) included within or related to the Leased Premises resulting from a fire or other casualty affecting the Leased Premises.

“Code” shall mean Code as defined in Section 30.

“Commencement Date” shall mean Commencement Date as defined in Section 5(a).

“Commercial Facility” shall mean Commercial Facility as defined in Section 4(a).

“Condemnation” shall mean a Taking.

“Condemnation Notice” shall mean notice of the institution of any proceeding for Condemnation.

“Costs” of a Person or associated with a specified transaction shall mean all reasonable costs and expenses incurred by such Person or associated with such transaction, including, without limitation, attorneys’ fees and expenses, court costs, brokerage fees, escrow fees, title insurance premiums, recording fees and transfer taxes, as the circumstances require, subject to any limitations hereinafter set forth.

“Customer” shall mean a Person that has entered into an agreement with Tenant, or an affiliate of Tenant, to receive telecommunication, collocation or any similar or successor services from the Leased Premises.

“Debt Service” shall mean with respect to any particular period, the scheduled principal and interest payments due on account of any promissory note secured by the Mortgage.

“Default Rate” shall mean the Default Rate as defined in Section 6(c).

“Easement Agreement” shall mean any conditions, covenants, restrictions, easements, declarations, licenses and other agreements listed as Permitted Encumbrances or as may hereafter affect the Leased Premises.

“Environmental Law” shall mean (i) whenever enacted or promulgated, any applicable federal, state and local law, statute, ordinance, rule, regulation, license, permit, authorization, approval, consent, court order, judgment, decree, injunction, code, requirement or agreement with any governmental entity, (x) relating to pollution (or the cleanup thereof), or the protection of air, water vapor, surface water, groundwater, drinking water supply, land (including land surface or subsurface), plant, aquatic and animal life from injury caused by a Hazardous Substance or (y) concerning exposure to, or the use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, handling, labeling, production, disposal or remediation of any Hazardous Substance, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations or injuries or damages due to or threatened as a result of the presence of, exposure to, or ingestion of, any Hazardous Substance. The term Environmental Law includes, without limitation, the federal Comprehensive Environmental Response Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the federal Water Pollution Control Act, the federal Clean Air Act, the federal Clean Water Act, the federal Resources Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments to RCRA), the federal Solid Waste Disposal Act, the federal Toxic Substance Control Act, the federal Occupational Safety and Health Act of 1970, the federal National Environmental Policy Act and the federal Hazardous Materials Transportation Act, each as amended and as now or hereafter in effect and any similar state or local Law.

“Environmental Violation” shall mean any violation of any Environmental Law.

“Equipment” shall mean the Equipment as defined in Section 1.

“Event of Default” shall mean an Event of Default as defined in Section 20(a).

“Expenses” shall mean the Expenses as defined in Section 7(a).

“Expiration Date” shall mean the Expiration Date as defined in Section 5(a).

“Federal Funds” shall mean federal or other immediately available funds which at the time of payment are legal tender for the payment of public and private debts in the United States of America.

“GAAP” shall mean GAAP as defined in Section 26(a).

“Guarantor” shall mean Equinix, Inc., a Delaware corporation, or a successor to Guarantor by acquisition or merger, or by a consolidation or reorganization pursuant to which Guarantor ceases to exist as a legal entity.

“Good Condition and Repair” shall mean Good Condition and Repair as defined in Section 7(a).

“Hazardous Substance” means (i) any substance, material, product, petroleum, petroleum product, derivative, compound or mixture, mineral (including asbestos), chemical, gas, medical waste, or other pollutant, in each case whether naturally occurring, man-made or the by-product of any process, that is toxic, harmful or hazardous or acutely hazardous to the environment or public health or safety or (ii) any substance supporting a claim under any Environmental Law, whether or not defined as hazardous as such under any Environmental Law. Hazardous Substances include, without limitation, any toxic or hazardous waste, pollutant, contaminant, industrial waste, petroleum or petroleum-derived substances or waste, radon, radioactive materials, asbestos, asbestos containing materials, urea formaldehyde foam insulation, lead, polychlorinated biphenyls.

“IBX Facility” shall mean the IBX Facility as defined in Section 4(a).

“Impositions” shall mean the Impositions as defined in Section 8.

“Improvements” shall mean the Improvements as defined in Section 1.

“Indemnitee” shall mean an Indemnitee as defined in Section 14.

“Initial Alterations” shall mean the Initial Alterations as defined in Section 12(a).

“Insurance Requirements” shall mean the requirements of all insurance policies maintained in accordance with this Lease.

“Land” shall mean the Land as defined in Section 1.

“Landlord Transfer” shall mean a Landlord Transfer as defined in Section 8.

“Law” shall mean any constitution, statute, rule of law, code, ordinance, order, judgment, decree, injunction, rule, regulation, policy, requirement or administrative or judicial determination, even if unforeseen or extraordinary, of every duly constituted governmental authority, court or agency, now or hereafter enacted or in effect.

“Lease” shall mean this Deed of Lease.

“Lease Year” shall mean, with respect to the first Lease Year, the period commencing on the Commencement Date and ending at midnight on the last day of the twelfth (12th) consecutive calendar month following the month in which the Commencement Date occurred, and each succeeding twelve (12) month period during the Term.

“Leased Premises” shall mean the Leased Premises as defined in Section 1.

“Legal Requirements” shall mean the requirements of all present and future Laws (including, but not limited to, Environmental Laws and Laws related to accessibility to, usability by, and discrimination against, disabled individuals) and all covenants, restrictions and conditions now or hereafter of record which may be applicable to Tenant or to the Leased Premises, or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or restoration of the Leased Premises, even if compliance therewith necessitates structural changes or improvements or results in interference with the use or enjoyment of the Leased Premises or requires Tenant to carry insurance other than as required by this Lease.

“Lender” shall mean any holder of a Mortgage secured by the Landlord’s interest in the Leased Premises, including without limitation, Mortgage Lender.

“Monetary Obligations” shall mean Rent and all other sums payable by Tenant under this Lease to Landlord, to any third party on behalf of Landlord or to any Indemnitee.

“Mortgage” shall mean any deed of trust lien on the Leased Premises, including the SFT I Mortgage.

“Mortgage Lender” shall mean SFT I, Inc., a Delaware corporation, and its successors and assigns.

“Mortgage Lender Financing” shall mean that certain loan to Landlord from Mortgage Lender secured by, among other things, a first priority deed of trust lien on the Leased Premises pursuant to the SFT I Mortgage.

“Mortgage Loan Documents” shall mean this Lease, the SFT I Mortgage and those certain other loan documents of even date herewith executed by and entered into by Landlord in connection with the Mortgage Lender Financing.

“Net Award” shall mean (a) the entire award payable by reason of a Condemnation whether pursuant to a judgment or by agreement or otherwise, or (b) the entire proceeds of any insurance required under clauses (i), (ii) (to the extent payable to Landlord), (iv), (v), (vi), (vii) or (viii) of Section 15(a), as the case may be, less any expenses incurred by Landlord in collecting such award or proceeds.

“Non-Customer” shall mean a Person that has entered into a Sublease with Tenant, or an affiliate of Tenant, with respect to any portion of the Leased Premises.

“Non-Preapproved Assignee” shall mean Non-Preapproved Assignee as defined in Section 19(b).

“Non-Preapproved Assignment” shall mean Non-Preapproved Assignment as defined in Section 19(b).

“Original Amount” shall mean Original Amount as defined in Section 31(a).

“Partial Casualty” shall mean any Casualty which does not constitute a Termination Event.

“Partial Condemnation” shall mean any Condemnation which does not constitute a Termination Event.

“Permitted Encumbrances” shall mean (a) those covenants, restrictions, reservations, liens, conditions and easements and other encumbrances listed on Exhibit “C” hereto (but such listing shall not be deemed to revive any such encumbrances that have expired or terminated or are otherwise invalid or unenforceable) and (b) the agreement of Tenant in favor or Silicon Valley Bank (“SVB”) not to encumber Tenant’s interest in any of Tenant’s real property, as set forth in that certain Amended and Restated Loan and Security Agreement, dated as of September 16, 2005, between Tenant and SVB.

“Person” shall mean an individual, partnership, association, limited liability company, corporation or other entity.

“Preapproved Assignee” shall mean Preapproved Assignee as defined in Section 19(a).

“Preapproved Assignment” shall mean Preapproved Assignment as defined in Section 19(a).

“Prime Rate” shall mean the interest rate per annum as published, from time to time, in The Wall Street Journal as the “Prime Rate” in its column entitled “Money Rate”. The Prime Rate may not be the lowest rate of interest charged by any “large U.S. money center commercial banks” and Landlord makes no representations or warranties to that effect. In the event The Wall Street Journal ceases publication or ceases to publish the “Prime Rate” as described above, the Prime Rate shall be the average per annum discount rate (the “Discount Rate”) on ninety-one (91) day bills (“Treasury Bills”) issued from time to time by the United States Treasury at its most recent auction, plus three hundred (300) basis points. If no such 91 day Treasury Bills are then being issued, the Discount Rate shall be the discount rate on Treasury Bills then being issued for the period of time closest to ninety-one (91) days.

“Renewal Date” shall mean Renewal Date as defined in Section 5(b).

“Renewal Notice” shall mean Renewal Notice as defined in Section 5(b).

“Renewal Term” shall mean Renewal Term as defined in Section 5(b).

“Rent” shall mean, collectively, Basic Rent and Additional Rent.

“Requesting Party” shall mean Requesting Party as defined in Section 23.

“Required Replacements” shall mean the Required Replacements as defined in Section 7(a).

“Responding Party” shall mean Responding Party as defined in Section 23.

“Restoration Fund” shall mean Restoration Fund as defined in Section 18(a).

“Review Criteria” shall mean Review Criteria as defined in Section 19(b).

“SFT I Mortgage” shall mean that certain Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing of even date herewith granted by Landlord for the benefit of Mortgage Lender to secure Landlord’s obligations under the Mortgage Lender Financing as evidenced by the Mortgage Loan Documents.

“SNDA” shall mean SNDA as defined in Section 29.

“State” shall mean the state in which the Leased Premises are located.

“Sublease” shall mean Sublease as defined in Section 19(c).

“Successor Landlord” shall mean Successor Landlord as defined in Section 29(c).

“Successor Party” shall mean Successor Party as defined in Section 19(a).

“Surviving Obligations” shall mean any obligations of Tenant under this Lease, actual or contingent, which arise on or prior to the expiration or prior termination of this Lease or which survive such expiration or termination by their own terms.

“Taking” shall mean (a) any taking or damaging of all or a portion of the Leased Premises (i) in or by condemnation or other eminent domain proceedings pursuant to any Law, general or special, or (ii) by reason of any agreement with any condemnor in settlement of or under threat of any such condemnation or other eminent domain proceeding, or (iii) by any other means, or (b) any de facto condemnation. The Taking shall be considered to have taken place as of the earlier of the date actual physical possession is taken by the condemnor, or the date on which the right to compensation and damages accrues under the law applicable to the Leased Premises.

“Tenant’s Plans” shall mean Tenant’s Plans as defined in Section 12(d).

“Term” shall mean the Term as defined in Section 5.

“Termination Date” shall mean the Termination Date as defined in Section 17.

“Termination Event” shall mean a Termination Event as defined in Section 17.

“Termination Notice” shall mean Termination Notice as defined in Section 17(a).

“Third Party Purchaser” shall mean the Third Party Purchaser as defined in Section 19(h).

“Warranties” shall mean the Warranties as defined in Section 3(c).

“Work” shall mean the Work as defined in Section 12(c).

3. Title and Condition.

(a) The Leased Premises are demised and let subject to (i) the Permitted Encumbrances, (ii) any state of facts which an accurate survey or physical inspection of the Leased Premises might show, (iii) all Legal Requirements, including any existing violation of any thereof, and (iv) the condition of the Leased Premises in all respects as of the commencement of the Term, without representation or warranty by Landlord.

(b) Tenant acknowledges that the Leased Premises are in acceptable condition and repair at the inception of this Lease. LANDLORD LEASES AND WILL LEASE AND TENANT TAKES AND WILL TAKE THE LEASED PREMISES “AS IS WITH ALL FAULTS”. TENANT ACKNOWLEDGES THAT LANDLORD (WHETHER ACTING AS LANDLORD HEREUNDER OR IN ANY OTHER CAPACITY) HAS NOT MADE AND WILL NOT MAKE, NOR SHALL LANDLORD BE DEEMED TO HAVE MADE, ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, WITH RESPECT TO ANY MATTERS CONCERNING THE LEASED PREMISES, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OR REPRESENTATION AS TO (i) ITS FITNESS, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE, (ii) THE QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, (iii) THE EXISTENCE OF ANY DEFECT, LATENT OR PATENT, (iv) LANDLORD’S TITLE THERETO, (v) VALUE, (vi) COMPLIANCE WITH SPECIFICATIONS, (vii) LOCATION, (viii) USE, (ix) CONDITION, (x) MERCHANTABILITY, (xi) QUALITY, (xii) DESCRIPTION, (xiii) DURABILITY (xiv) OPERATION, (xv) THE EXISTENCE OF ANY HAZARDOUS SUBSTANCE, OR (xvi) COMPLIANCE OF THE LEASED PREMISES WITH ANY LAW OR LEGAL REQUIREMENT; AND ALL RISKS INCIDENT THERETO ARE TO BE BORNE BY TENANT. TENANT ACKNOWLEDGES THAT THE LEASED PREMISES ARE OF ITS SELECTION AND TO ITS SPECIFICATIONS AND THAT THE LEASED PREMISES HAVE BEEN INSPECTED BY TENANT AND ARE SATISFACTORY TO IT.

(c) Landlord hereby assigns to Tenant, without recourse or warranty whatsoever, on a non-exclusive basis, all assignable warranties, guaranties, indemnities and similar rights (collectively “Warranties”) which Landlord may have against any manufacturer, seller, engineer, contractor or builder in respect of the Leased Premises. Such assignment shall remain in effect until the expiration or earlier termination of this Lease, whereupon such assignment shall cease and all of the Warranties shall automatically revert to Landlord. In confirmation of such reversion Tenant shall execute and deliver promptly any certificate or other document reasonably required by Landlord. Landlord shall also retain the right to enforce any guaranties (i) to the extent of Landlord’s obligations hereunder, and (ii) upon the occurrence of an Event of Default. Tenant in its reasonable discretion, may enforce and shall comply with the terms of all Warranties in accordance with their respective terms, provided that if Tenant does not enforce any Warranty, Landlord shall have the right to do so. Tenant shall not take any actions which would cause any of the Warranties to lapse.

4. Use of Leased Premises; Quiet Enjoyment.

(a) Tenant may occupy and use the Leased Premises for any lawful purpose, which does not violate any certificate of occupancy, other permit or certificate, or any Law or Legal Requirement, provided that most of Building C and all of Building E and Building F shall only be used as a data center and internet business exchange (“IBX”) collocation facility (and ancillary administrative or other support services) or any facility that as a result of technological changes is substantially equivalent, or a technological successor, to a data center and IBX collocation facility, so long as such change does not have any material negative impact on the value of the Leased Premises, or, for any other purpose previously approved by Landlord in writing and in a manner consistent with applicable Laws, Legal Requirements and the Permitted Encumbrances. In approving any alternative uses, Landlord shall act reasonably taking into account technological changes and changes in the telecommunications industry. Tenant shall not use or occupy or permit the Leased Premises to be used or occupied, nor do or permit anything to be done in or on the Leased Premises, in a manner which would or is likely to (i) violate any Law or Legal Requirement, (ii) make void or voidable or cause any insurer to cancel any insurance required by this Lease, or make it impossible to obtain any such insurance at commercially reasonable rates, (iii) make void or voidable, cancel or cause to be cancelled or release any warranty, guaranty or indemnity, (iv) cause structural injury to any of the Improvements or (v) constitute a public or private nuisance or waste. The portion of the Leased Premises used, at any time, as an IBX facility is sometimes referred to herein as the “IBX Facility” and that portion of the Leased Premises that is not, at any time, used as an IBX Facility is referred to herein as the “Commercial Facility”.

(b) Subject to the provisions hereof, so long as no Event of Default has occurred and is continuing, Tenant shall quietly hold, occupy and enjoy the Leased Premises throughout the Term, without any hindrance, ejection or molestation by Landlord with respect to matters that arise after the date hereof.

(c) Landlord acknowledges that Tenant will operate the IBX Facility portion of the Leased Premises as a highly secure facility which has very limited access. As a result thereof, Landlord shall not under any circumstances enter the IBX Facility portion of the Leased Premises without being accompanied by a representative of Tenant and after, at least, 48 hours prior written notice. Subject to the foregoing requirement, Landlord shall be entitled to enter the Premises at the following times and for the following purposes: (i) as required to perform Landlord’s obligations under this Lease and to inspect the Premises to confirm that Tenant is in compliance with its obligations under the Lease, provided, however, that such inspection shall only occur once a quarter (unless an Event of Default exists in which case Landlord may enter the Leased Premises as often as Landlord deems necessary in its sole discretion, subject to the notice requirements set forth above), and (ii) showing the Leased Premises to prospective purchasers or lenders, or, during the last 180 days of the Term, to prospective tenants. Notwithstanding anything to the contrary but subject to the notice requirements set forth above in this Section 4(c), Landlord shall have access to the Leased Premises at ay time in order to enforce its self-help rights or any of its other remedies under this Lease. In exercising such entry rights, Landlord will endeavor to minimize, to the extent reasonably practicable, the interference with Tenant’s business.

5. Term.

(a) Subject to the provisions hereof, Tenant shall have and hold the Leased Premises for an initial term (such term, as extended or renewed in accordance with the provisions hereof, being called the “Term”) commencing on December 21, 2005 (the “Commencement Date”) and ending on the last day of the two hundred fortieth (240th) calendar month next following the date hereof (the “Expiration Date”).

(b) Notwithstanding anything in this Lease to the contrary, including, without limitation, Section 17 hereof, this Lease shall not be cancelable or terminable for any reason whatsoever by Landlord or Tenant prior to the Expiration Date unless and until the Mortgage Financing has been repaid in full, including, without limitation, all outstanding principal and interest and other indebtedness payable under the Mortgage Loan Documents. Notwithstanding the foregoing, the restrictions of this Section 5(b) shall not apply to any Successor Landlord (as defined in Section 29 hereof).

(c) [Intentionally Omitted]

(d) If an Event of Default occurs and so long as such Event of Default shall continue, then Landlord shall have the right during the remainder of the Term then in effect, to (i) advertise the availability of the Leased Premises for sale or reletting and to erect upon the Leased Premises one (1) sign reasonably acceptable to Tenant indicating such availability and (ii) show the Leased Premises to prospective purchasers or tenants or their agents subject to the requirements of Section 4(c).

6. Basic Rent.

(a) Commencing on the Commencement Date, Tenant shall pay to Landlord, in lawful money of the United States, without set-off, counterclaim, recoupment, abatement, suspension, deferment, diminution, deduction, reduction or defense, except as otherwise specifically set forth herein, for each calendar month of the Term, monthly rent in the amount of $602,236.84 (“Basic Rent”), in advance, on the first day of the Term and then on the first day of each calendar month (each such day being a “Basic Rent Payment Date”); without abatement, deduction, claim, offset, prior notice or demand. If the first day of the Term is not the first day of a calendar month, then the amount of the Basic Rent due and payable shall be prorated. Each such rental payment shall be made, at Landlord’s sole discretion, to Landlord by wire transfer in Federal Funds in accordance with the wiring instructions set forth on Exhibit “E” attached hereto and made a part hereof and/or to such one or more other Persons, at such addresses as Landlord may direct by fifteen (15) days’ prior written notice to Tenant (in which event Tenant shall give Landlord notice of each such payment concurrent with the making thereof), on or before the applicable Basic Rent Payment Date.

(b) In the event that any installment of Basic Rent is not paid within five (5) business days of the date due, Tenant shall pay to Landlord, in addition to the Basic Rent, an amount equal to three percent (3%) of the amount of such unpaid installment or portion thereof to reimburse Landlord for its cost and inconvenience incurred as a result of Tenant’s delinquency; provided that Tenant shall not be obligated to pay such amount the first time in each Lease Year that Tenant is late in paying the Basic Rent, provided that Tenant actually pays such Basic Rent within five (5) business days of written notice from Landlord.

(c) Interest at the rate (the “Default Rate”) of four percent (4%) over the Prime Rate per annum shall be due and payable on the following sums until paid in full: (A) all overdue installments of Basic Rent from the respective due dates thereof provided, however, that with the first late payment of all or any installment of Basic Rent in any Lease Year, the Default Rate shall not be due and payable unless the Basic Rent has not been paid within five (5) business days following written notice from Landlord that such installment is past due, (B) all overdue amounts of Additional Rent relating to obligations which Landlord shall have paid on behalf of Tenant, from the date of payment thereof by Landlord, and (C) all other overdue amounts of Additional Rent, from the date when any such amount becomes overdue.

(d) In addition, in the event of a Casualty/Condemnation resulting in a partial prepayment of the Mortgage Lender Financing, the Basic Rent due under this Lease shall be equitably reduced to an amount equal to 1.2 times the current Debt Service based on the then outstanding principal amount of the Mortgage Lender Financing in order to reflect among other things, the new loan amortization schedule so that the remaining outstanding principal amortizes in full over the remaining term of the Mortgage Lender Financing.

7. Additional Rent.

(a) Tenant shall pay and discharge, as additional rent (collectively, “Additional Rent”) (i) all expenses incurred in the use, operation and maintenance of the Leased Premises, including, without limitation, the following: electricity, gas, water, sewer, storm water, fuel and other reasonable utility charges, (ii) premiums and other charges for insurance

(including, but not limited to, property insurance, rent loss insurance and liability insurance), (iii) all costs incurred in connection with service and maintenance contracts, (iv) all costs required to keep the Leased Premises and Equipment in Good Condition and Repair, as defined below, and (v) all Impositions in accordance with Section 8 below. All of the foregoing items described in the preceding clauses (i)-(v) are referred to herein as “Expenses.” Except as otherwise agreed to by Landlord and Tenant, all of such Expenses shall be paid directly by Tenant and Tenant shall, upon the written request of Landlord, provide Landlord with reasonable evidence of such payment. As used herein the phrase “Good Condition and Repair” shall mean that the Leased Premises are in the condition that one would expect the Leased Premises to be in, if throughout the Term Tenant (y) uses and maintains the Leased Premises and Equipment in a commercially reasonable manner and in an accordance with the requirements of this Lease and (z) makes all Required Replacements. “Required Replacements” are the replacements to nonfunctioning equipment, fixtures, and improvements that a commercially reasonable owner-user would make. Good Condition and Repair shall not require the replacement of functioning but obsolete Equipment or Improvements. Notwithstanding the foregoing, Tenant shall not be obligated to pay any portion of the following items:

(i) Sums paid to subsidiaries or other affiliates of Landlord for services on or to Leased Premises, but only to the extent that the costs of such services exceed the competitive cost for such services rendered by persons or entities of similar skill, competence and experience.

(ii) Advertising and promotional expenditures.

(iii) Landlord’s charitable and political contributions.

(iv) Any expenses for which Landlord has received actual reimbursement.

(v) Wages, salaries, benefits or other similar compensation paid to employees of Landlord or Landlord’s agents.

(vi) Penalties or other costs incurred due to a violation by Landlord, as determined by written admission, stipulation, final judgment or arbitration award, of any of the terms and conditions of this Lease or any Law relating to the Leased Premises.

(vii) Landlord’s general corporate office overhead and administrative expenses (which shall not be deemed to include a management fee).

(viii) The cost of abatement or removal of any Hazardous Substances, except for the costs of any such actions taken by Landlord to comply with any Laws in connection with the ordinary operation and maintenance of the Leased Premises or any costs for which Tenant is responsible under Sections 9 and 14.

(ix) All direct and indirect costs of refinancing, selling, exchanging or otherwise transferring ownership of the Leased Premises or any interest therein or portion thereof, including broker commissions, attorneys’ fees and closing costs.

(x) Reserves for bad debts, rent loss, capital items or future expenses.

(xi) Third party claims paid by Landlord for personal injury or property damage, including costs of Landlord’s defense thereof, except that the foregoing shall not relieve Tenant of responsibility for claims (and the defense costs thereof) for which Tenant is responsible pursuant to Section 14 or any other provision of this Lease.

(b) Tenant shall pay and discharge any Additional Rent referred to in Section 7(a) when the same shall become due, provided that amounts which are billed to Landlord or any third party, but not to Tenant, shall be paid within thirty (30) days after Landlord’s demand for payment thereof. Any demand by Landlord for the payment of Additional Rent shall be accompanied by reasonably supporting material explaining the Additional Rent amount.

8. Payment of Impositions. Tenant shall, before interest or penalties are due thereon, pay and discharge all taxes (including real and personal property, franchise, sales, use, gross receipts and rent taxes), all charges for any easement or agreement maintained for the benefit of the Leased Premises, all assessments (including, without limitation, special assessments) and levies, all permit, inspection and license fees, all rents and charges for water, sewer, utility and communication services relating to the Leased Premises and all other public charges whether of a like or different nature, even if unforeseen or extraordinary, imposed upon or assessed against (a) Tenant, (b) Tenant’s possessory interest in the Leased Premises, (c) the Leased Premises, or (d) Landlord as a result of or arising in respect of the acquisition, ownership, occupancy, leasing, use, possession or sale of the Leased Premises, any activity conducted on the Leased Premises, or the Rent (collectively, the “Impositions”); provided, that nothing herein shall obligate Tenant to pay (i) income, excess profits or other taxes of Landlord which are determined on the basis of Landlord’s net income or net worth (unless such taxes are in lieu of or a substitute for any other tax, assessment or other charge upon or with respect to the Leased Premises which, if it were in effect, would be payable by Tenant under the provisions hereof or by the terms of such tax, assessment or other charge), (ii) any estate, inheritance, succession, gift or similar tax imposed on Landlord or (iii) any capital gains tax imposed on Landlord in connection with the sale of the Leased Premises to any Person. If any Imposition may be paid in installments without interest or penalty, Tenant shall have the option to pay such Imposition in installments; in such event, Tenant shall be liable only for those installments which accrue or become due and payable during the Term. Tenant shall prepare and file all tax reports required by governmental authorities which relate to the Impositions. Tenant shall deliver to Landlord (A) copies of all settlements and notices pertaining to the Impositions which may be issued by any governmental authority within ten (10) days after Tenant’s receipt thereof, (B) receipts for payment of all taxes required to be paid by Tenant hereunder within thirty (30) days after the due date thereof and (C) receipts for payment of all other Impositions within ten (10) days after Landlord’s request therefor.

9. Compliance with Laws and Easement Agreements; Environmental Matters; Above-Ground Storage Tanks.

(a) Tenant shall, at its expense, comply with and conform to, and cause the Leased Premises and any other Person occupying any part of the Leased Premises to comply with and conform to, all Insurance Requirements and Legal Requirements (including all applicable Environmental Laws). Tenant shall not at any time (i) cause, permit or suffer to occur any Environmental Violation or (ii) permit any subtenant, assignee or other Person occupying the Leased Premises under or through Tenant to cause, permit or suffer to occur any Environmental Violation and, at the request of Landlord, Tenant shall promptly remediate or undertake any other appropriate response action to correct any existing Environmental Violation in a manner which is commercially reasonable and sufficient to remediate or correct such Environmental Violation to levels consistent with non-residential use of the Leased Premises and in accordance and compliance with all applicable Legal Requirements. Any and all reports prepared for or by Landlord with respect to the Leased Premises shall be for the sole benefit of Landlord and no other Person shall have the right to rely on any such reports.

(b) Tenant, at its sole cost and expense, will at all times promptly abide by, discharge and perform all of the covenants, conditions and agreements contained in any Easement Agreement on the part of Landlord or the occupier to be kept and performed thereunder. Tenant will not alter, modify, amend or terminate any Easement Agreement, give any consent or approval thereunder, or enter into any new Easement Agreement without, in each case, prior written consent of Landlord, which consent shall not be unreasonably withheld, delayed or conditioned. Notwithstanding the foregoing or anything to the contrary contained in this Lease, Tenant shall have the right without obtaining Lender’s or Landlord’s prior approval to: (i) grant or modify standard utility and telecommunications easements serving the Leased Premises, or (ii) grant to one or more of its Customers, Non-Customers or other third-parties the right to use on commercially reasonable terms the capacity of the fiber ring located on the Leased Premises provided that such additional use does not impair or reduce the capacity required for the operation of data centers or IBX collocation facilities in Building C, Building E and Building F or on any portion of the Leased Premises.

(c) If Tenant fails to comply with any requirement of any Environmental Law in connection with any Environmental Violation which occurs or is found to exist, after the expiration of a reasonable period of time of not less than thirty (30) days provided by Landlord to Tenant in writing to cure such Environmental Violation, Landlord shall have the right (but no obligation) to take any and all actions as Landlord shall deem reasonably necessary or advisable in order to cure such Environmental Violation.

(d) Tenant shall promptly notify Landlord after becoming aware of any Environmental Violation (or alleged Environmental Violation) or noncompliance with any of the covenants contained in this Section 9 and shall forward to Landlord immediately upon receipt thereof copies of all orders, reports, notices, permits, applications or other communications relating to any such violation or noncompliance.

(e) Landlord acknowledges that there presently exists on the Leased Premises generators and other redundant power generation equipment, including fuel storage tanks, specialized HVAC and fire suppression systems, which may contain Hazardous Substances. During the Term Tenant may, in accordance with the provisions of this Lease, install additional above-ground fuel storage tanks (“ASTs”) or underground fuel storage tanks (“USTs”), replace the existing fuel storage tanks, install or replace any battery back-up systems, install or replace the HVAC or fire suppression systems, so long as all of such work is done in accordance with the requirements of this Lease and all Hazardous Substances involved in any of such systems or equipment are handled, used, stored, maintained and disposed of in accordance with applicable Laws, including, without limitation, Environmental Laws and is necessary to support the operations of data centers or IBX collation facilities. Any additional fuel storage tanks installed on the Leased Premises shall be AST’s, unless such AST’s are not feasible in light of the design and operation of the improvements on the Leased Premises. The determination of such feasibility shall be in Landlord’s sole reasonable discretion. Notwithstanding the foregoing, the installation of additional ASTs or USTs (but not the replacement of any existing fuel storage tanks) shall be subject to (i) Landlord’s prior written approval with respect to the location of any additional ASTs or USTs, which approval shall not be unreasonably delayed or conditioned, (ii) requiring additional storage tank liability insurance in accordance with Section 15(a)(ix) and (iii) Landlord’s right to require removal of any additional ASTs or USTs at the end of the Term.

(f) If required by Landlord, at least ninety (90) days prior to the (i) end of the Term or (ii) termination of the Lease, Tenant shall remove any additional fuel storage tanks installed upon the Leased Premises pursuant to Section 9(e) above in accordance with all then applicable Legal Requirements, approvals, regulations and ordinance applicable thereto and Tenant shall cause such area of the Leased Premises to be fully restored with appropriate closure letters from the applicable governmental authorities (the “Storage Tank Removal”). The Storage Tank Removal obligation shall not apply to storage tanks located on the Leased Premises as of the date hereof. Tenant agrees that in no manner, expressed or implied, shall Landlord have any responsibility for any and all storage tanks located now or in the future on the Leased Premises (the “Storage Tanks”), including the maintenance, operation, and as applicable, the Storage Tank Removal. Tenant hereby agrees to indemnify, defend and hold harmless Landlord from any and all claims and damages in any way relating to the construction, maintenance, operation of any Storage Tanks on the Leased Premises and if applicable, the Storage Tank Removal, including claims and damages from subsurface and groundwater conditions relating to any of the construction, maintenance, operation and, if applicable, the Storage Tank Removal. Such indemnity shall survive the termination or expiration of the Lease.

(g) At all times, Tenant shall cause the Storage Tanks, at Tenant’s sole cost and expense, to be maintained and operated in accordance with all applicable Laws and all Legal Requirements, but not limited to, making any changes thereto as may be required from time to time by such applicable Laws, Legal Requirements, ordinances or other requirements. Tenant shall maintain complete and accurate records of all maintenance and all testing of the Storage Tanks, and each portion thereof, and make such records available upon ten (10) days’ prior written notice to Landlord. Additionally, Tenant shall furnish Landlord with copies of all certification and inspection reports obtained by Tenant for any purpose in connection with the Storage Tanks, including but not limited to as required for insurance purposes, within thirty (30) days of Tenant’s receipt of such certification and inspection reports.

(h) Prior to the end of the Term (but not more than sixty (60) days prior thereto), Tenant shall furnish Landlord with an environmental report (which report shall be customary at the time it is furnished) reasonably acceptable to Landlord which report must indicate that the Storage Tanks are not leaking, or, if any leakage is detected, that areas in which the Storage Tanks are located are not contaminated above reportable levels by any leakage from the Storage Tanks and to the extent such report reveals that there are any Hazardous Substance in such areas, Tenant shall be solely responsible, at Tenant’s sold cost and expense, for removing and remediating such areas in accordance with applicable Legal Requirements and in a manner reasonably acceptable to Landlord (including repairing any damage to the Leased Premises in connection.

(i) All costs and expenses incurred by Landlord relating to the review, approval, monitoring or implementation and monitoring of the Storage Tanks shall be paid for by Tenant promptly upon demand, and in any event within ten (10) Business Days of written demand therefor.

10. Liens; Recording.

(a) Subject to the provisions of Section 9(b) hereof, Tenant shall not, directly or indirectly, create or permit to be created or to remain and shall promptly after notice thereof discharge or remove, any lien, levy or encumbrance on the Leased Premises or on any Rent or any other sums payable by Tenant under this Lease, other than the Permitted Encumbrances and any mortgage, lien, encumbrance or other charge created by or resulting solely from any act or omission of Landlord. In the event of attachment of a mechanic’s lien or other lien for labor, services or materials furnished to Tenant or to anyone holding or occupying the Leased Premises through or under Tenant, Tenant shall immediately notify Landlord and Lender of such lien or other action of which Tenant has or reasonably should have knowledge and which affects title to the Leased Premises or any part thereof, and shall cause the same to be removed within ten (10) days (or such additional time as Landlord and Lender may consent to in writing) of notice of such lien. If Tenant shall fail to remove such lien within said time period, Landlord or Lender may take such action as Landlord or Lender, as applicable, deem necessary to remove the same and the entire cost thereof shall be immediately due and payable by Tenant to Landlord or Lender, as applicable, and such amount shall bear interest at the Default Rate.

(b) Tenant shall execute, deliver and record, file or register all such instruments as may be required or permitted by any present or future Law in order to evidence the respective interests of Landlord and Tenant in the Leased Premises, and shall cause a memorandum of this Lease (or, if such a memorandum cannot be recorded, this Lease), and any supplement hereto or thereto, to be recorded in such manner and in such places as may be required or permitted by any present or future Law in order to protect the validity and priority of this Lease.

11. Maintenance and Repair.

(a) Tenant shall at all times maintain the Leased Premises and the Equipment in Good Condition and Repair and in compliance with all Legal Requirements. Tenant shall take every action reasonably necessary or appropriate for the preservation and safety of the Leased Premises. Tenant shall promptly make all Alterations of every kind and nature, whether foreseen or unforeseen, which may be required to comply with the foregoing requirements of this Section 11(a). Landlord shall not be required to make any Alteration, whether foreseen or unforeseen, or to maintain any of the Leased Premises. Tenant hereby expressly waives any right which may be provided for in any Law now or hereafter in effect to make Alterations at the expense of Landlord or, to require Landlord to make Alterations. Any Alteration made by Tenant pursuant to this Section 11 shall be made in conformity with the provisions of Section 12.

(b) If any Improvement hereafter constructed, shall (i) encroach upon any setback or any property, street or right-of-way adjoining the Leased Premises, (ii) violate the provisions of any restrictive covenant affecting the Leased Premises, (iii) hinder or obstruct any easement or right-of-way to which the Leased Premises is subject or (iv) impair the rights of others in, to or under any of the foregoing, Tenant shall, promptly after receiving notice thereof, either (A) obtain from all necessary parties waivers or settlements of all claims, liabilities and damages resulting from each such encroachment, violation, hindrance, obstruction or impairment, whether the same shall affect Landlord, Tenant or both, or (B) take such reasonable action as shall be necessary to remove all such encroachments, hindrances or obstructions and to end all such violations or impairments, including, if necessary, making Alterations. Tenant acknowledges and agrees that Landlord shall have no obligation to correct any of the foregoing conditions to the extent that any one or more of them exist prior to the Commencement Date and that Tenant shall continue to be bound by the terms of this Lease regardless of the existence of any such pre-existing conditions.

(c) Landlord and Tenant acknowledge that it is Tenant’s responsibility to keep the Leased Premises in Good Condition and Repair and in compliance with all Legal Requirements. Landlord shall not perform any repairs, modifications or improvements to the Leased Premises, unless (i) Tenant has failed to take the necessary actions to maintain the Leased Premises in Good Condition and Repair, after fifteen (15) days advance written notice from Landlord, or (ii) in Landlord’s reasonable judgment such actions are required on an emergency basis to protect life or property and Tenant is not responding to such emergency; provided, however, that under no circumstances shall Landlord be obligated to perform any repairs, modifications or improvements to the Leased Premises or keep the Leased Premises in Good Condition and Repair.

12. Alterations and Improvements.

(a) Landlord has reviewed and approved the initial alterations contemplated by Tenant as described on Exhibit “F” (the “Initial Alterations”), comprising at least $40,000,000.00 in hard costs and soft costs (which soft costs shall not exceed customary and commercially reasonable amounts) and which shall among other things, upgrade, improve and enhance the value of the Building C, Building E and Building F, and acknowledges that such Initial Alterations shall not require further approval by Landlord but that Tenant shall deliver to

Landlord the as-built drawings in CAD and hard copy and copies of any permits for such Initial Alterations upon completion thereof, as required below. Tenant shall not remove any portion of the Initial Alterations at the end of the Term and such Initial Alterations shall become a part of the Leased Premises and Landlord’s property. Tenant shall be required to complete the Initial Alterations on or before December 31, 2007, subject to reasonable extensions for force majeure delays, and in accordance with this Section 12. In connection with the Initial Alterations, Tenant shall provide Landlord and Lender, if not otherwise previously provided, with a copy the plans and specifications and budget for the Initial Alterations.

(b) Tenant shall have the right, without having obtained the prior written consent of Landlord and provided that no Event of Default then exists, (i) to make any improvements, alterations or modifications to the Premises the cost of which is less than Two Hundred and Fifty Thousand Dollars ($250,000) (so long as such improvements do not devalue the Leased Premises or increase Landlord’s obligations or liability during or after the Term in any way), (ii) to make non-structural Alterations which are reasonably required or desirable for the operation of Tenant’s business in the Leased Premises and which are not visible from the exterior of the Leased Premises, or (iii) to install or replace Equipment in the Improvements or accessions to the Equipment. If Tenant desires to make Alterations to the Leased Premises which are not covered by clauses (i), (ii) or (iii) above, the prior written approval of Landlord shall be required which shall not be unreasonably withheld, delayed or conditioned. Tenant shall not construct upon the Land any additional buildings without having first obtained the prior written consent of Landlord which shall not be unreasonably withheld, delayed or conditioned. Landlord and Tenant acknowledge that Tenant is in the business of providing telecommunications and collocation services to its customers. Over the Term of this Lease it is likely that, due to technological innovations, the nature of these services and/or the equipment or facilities required to perform these services in an optimal manner may change. Landlord acknowledges that any Alterations required to accommodate such changes in Tenant’s business shall be deemed reasonable so long as they do not impair the value of the Leased Premises. An Alteration will not be deemed to impair the value of the Leased Premises, if the Alteration can be removed at the end of the Term, and the Leased Premises can be reasonably restored to their condition prior to such Alteration.

(c) If Tenant makes any Alterations pursuant to this Section 12 or as required by Sections 11 or 16 (such Alterations and actions being hereinafter collectively referred to as “Work”), then prior to commencing any Work, Tenant shall (i) submit to Landlord, for Landlord’s written approval, where required, detailed plans and specifications therefor in form satisfactory to Landlord, (ii) if such Alterations require a filing with any Governmental Authority or require the consent of such authority, then such plans and specifications shall (A) be prepared and certified by a registered architect or licensed engineer, and (B) comply with all Laws to the extent necessary for such governmental filing or consent, (iii) at its expense, obtain all required permits, approvals and certificates, (iv) furnish to Landlord duplicate original policies or certificates of insurance evidencing worker’s compensation coverage (covering all persons to be employed by Tenant, and all contractors and subcontractors supplying materials or performing work in connection with such Alterations) and comprehensive public liability (including property damage coverage) insurance, comprehensive form automobile liability insurance and Builder’s Risk coverage (issued on a completed value basis) all in such form, with such companies, for such periods and in such amounts as Landlord may require, naming Landlord and its employees and agents as additional insureds. All Alterations shall be performed by Tenant at Tenant’s sole cost and expense (A) in a good and workmanlike manner using materials of first class quality, (B) in compliance with all Laws, and (C) in accordance with the plans and specifications previously approved by Landlord. Tenant shall at its cost and expense obtain all approvals, consents and permits from every Governmental Authority having or claiming jurisdiction prior to, during and upon completion of such Alterations. If any such Work involves the replacement of existing Equipment or parts thereto, and except in instances where such Equipment is obsolete, all replacement Equipment or parts shall have a functional value and useful life equal to the lesser of (A) the functional value and useful life on the date hereof of the Equipment being replaced or (B) the functional value and useful life of the Equipment being replaced immediately prior to the occurrence of the event which required its replacement (assuming such replaced Equipment was then in the condition required by this Lease). Tenant shall promptly reimburse Landlord, as Additional Rent and upon demand, for any and all costs and expenses incurred by Landlord in connection with Landlord’s review of Tenant’s plans and specifications for any such Alteration, not to exceed fifteen hundred dollars ($1500).

(d) Landlord agrees to respond to any written request for approval of all Tenant’s plans and specifications for any Alterations (“Tenant’s Plans”) within ten (10) Business Days after Tenant’s request, provided Tenant’s Plans comply in all material respects with the requirements of this Section 12. In addition, Landlord agrees to respond to any resubmission of Tenant’s Plans within five (5) Business Days after written resubmission. If Landlord either fails to approve or disapprove any Tenant’s Plans on or before the end of the applicable review period set forth herein, such Tenant’s Plans or revisions thereto shall be deemed to be approved by Landlord. Tenant may at the time that any Tenant’s Plans are submitted to Landlord also request that Landlord indicate whether or not the Alterations described in such Tenant’s Plans will be required to be removed at the end of the Term or upon the earlier termination of this Lease. In the event that any Alterations or new equipment are in the category that do not require Landlord’s consent for the construction or installation thereof, Tenant may remove such items at the end of the Term, at Tenant’s election.

(e) Upon completion of any Alterations and any work pursuant to this Section 12, Tenant, at its expense, shall promptly obtain certificates of final approval of such Alterations as may be required by any Governmental Authority, and shall furnish Landlord with copies thereof, together with “as built” plans and specifications for such Alterations prepared on an Autocad Computer Assisted Drafting and Design System (or such other system or medium as Landlord may accept).

(f) Tenant shall, at Tenant’s sole cost and expense, upon the expiration of the Term or earlier termination of this Lease, at the request of Landlord remove all, or a portion of (as specified in such request), Alterations made during the Term of this Lease and restore the Leased Premises to their condition as of the date hereof, normal wear and tear excepted. Notwithstanding the foregoing, Tenant shall not be required to remove the following at the end of the Term or earlier termination of this Lease: (i) Initial Alterations, (ii) Alterations which Landlord has previously agreed to in writing that Tenant shall not be required to remove, and (iii) Alterations which are substantially consistent in form or function to the Improvements existing as of the date hereof or the Initial Alterations. Notwithstanding anything to the contrary, Tenant shall not be permitted to remove any Initial Alterations and improvements and equipment existing on the Leased Premises as of the date hereof or any new improvements or equipment added subsequent to the date hereof which are necessary for the operation of the IBX Facility or Commercial Facility (except to the extent replaced or removed prior to the expiration of the Term or earlier termination of this Lease in accordance with the provisions hereof) and all Alterations remaining on the Leased Premises at the end of the Term of this Lease shall become the property of Landlord at such time.

13. Approved Alterations. Subject to the provisions of this Lease, Tenant may install, at its sole cost, risk and expense: (i) satellite dishes and communications equipment on the roof of the Improvements and on the Land in an amount and of a type reasonably required for the conduct of Tenant’s business on the Leased Premises, (ii) on the Land or Improvements such additional generators, storage tanks, HVAC equipment, electrical or telecommunications switching equipment or similar equipment of a type reasonably required for the conduct of Tenant’s business on the Leased Premises, and (iii) on the Land and with access to the Improvements, such additional fiber or other communications lines as may be reasonably required for the conduct of Tenant’s business on the Leased Premises. All work done in connection with the items described in clauses (i), (ii) and (iii) above shall be deemed Alterations and shall be subject Sections 12(b)-12(e) above but shall not require any prior consent from the Landlord.

14. Indemnification.

(a) Tenant shall pay, protect, indemnify, defend, save and hold harmless Landlord and all other Persons described in Section 29 (each an “Indemnitee”) from and against any and all liabilities, losses, damages (including punitive damages), penalties, Costs (including reasonable attorneys’ fees and costs), causes of action, suits, claims, demands or judgments of any nature whatsoever arising from (i) any matter pertaining to the ownership, leasing, use, non-use, occupancy, operation, management, condition, design, construction, maintenance, repair or restoration of the Leased Premises and Tenant’s business operations thereon, (ii) any casualty in any manner arising from the Leased Premises, whether or not Indemnitee has or should have knowledge or notice of any defect or condition causing or contributing to said casualty, (iii) any violation by Tenant of any provision of this Lease, any contract or agreement to which Tenant is a party, any Legal Requirement or any Permitted Encumbrance, or (iv) any alleged, threatened or actual Environmental Violation, including, with out limitation, (A) liability for response costs and for costs of removal and remedial action incurred by the United States Government, any state or local governmental unit or any other Person, or damages from injury to or destruction or loss of natural resources, including the reasonable costs of assessing such injury, destruction or loss, incurred pursuant to Section 107 of CERCLA, or any successor section or act or provision of any similar state or local Law, (B) liability for costs and expenses of abatement, correction or clean-up, fines, damages, response costs or penalties which arise from the provisions of any of the other Environmental Laws and (C) liability for personal injury or property damage arising under any statutory or common-law tort theory, including damages assessed for the maintenance of a public or private nuisance or for carrying on of a dangerous activity. Notwithstanding the foregoing, the indemnification contained in this Section 14(a) shall not cover any of the foregoing that result from the gross negligence or willful misconduct of Landlord or the breach by Landlord of any provision of this Lease.

(b) In case any action or proceeding is brought against any Indemnitee by reason of any such claim, (i) such Indemnitee shall notify Tenant to resist or defend such action or proceeding by retaining counsel reasonably satisfactory to such Indemnitee, and such Indemnitee will cooperate, at no cost to such Indemnitee, and assist in the defense of such action or proceeding if reasonably requested to do so by Tenant, and (ii) Tenant may, except in the event of a conflict of interest or a bona fide dispute between Tenant and any such Indemnitee or during the continuance of an Event of Default, retain its own counsel and defend such action (it being understood that Landlord may employ counsel of its choice to monitor the defense of any such action, the reasonable cost of which shall be paid by Tenant in the event of a conflict of interest, a bona fide dispute between Landlord and Tenant or during the continuance of an Event of Default). In the event of a conflict of interest or dispute or during the continuance of an Event of Default or Tenant’s request that Landlord handle its own defense, Landlord shall have the right to select counsel, and the cost of such counsel shall be paid by Tenant. Notwithstanding the foregoing, Tenant shall not enter into any settlement which would affect Landlord or the Leased Premises without Landlord’s prior written consent which may be withheld in its sole and absolute discretion.

(c) The obligations of Tenant under this Section 14 shall survive any termination, expiration or rejection in bankruptcy of this Lease with respect to matters that occurred or existed prior to such termination, expiration or rejection.

15. Insurance.

(a) Tenant shall maintain the following insurance on or in connection with the Leased Premises:

(i) Insurance against physical loss or damage to the Improvements and Equipment as provided under a standard “All Risk” or “Special Perils” property policy including, but not limited to, flood (to the extent that the Leased Premises is in a flood zone) for 100% of the replacement value of the Improvements and Equipment. Such policies shall contain Replacement Cost and Agreed Amount Endorsements (waiving co-insurance penalties), Building Ordinance or Law coverage, a standard mortgagee clause acceptable to Lender and shall contain deductibles not more than $100,000 per occurrence.

(ii) Commercial General Liability Insurance and Business Automobile Liability Insurance (including Non-Owned and Hired Automobile Liability) against claims for personal and bodily injury, death or property damage occurring on, in or as a result of the use of the Leased Premises or any adjoining streets, sidewalks, and passageways, in an amount not less than $1,000,000 per occurrence and $2,000,000 annual aggregate and all other coverage extensions that are usual and customary for properties of this size and type provided, however, that the Landlord shall have the right to require such higher limits as may be commercially reasonable and customary for properties of this size, type and location.

(iii) Worker’s compensation insurance covering all persons employed by Tenant in connection with any work done on or about the Leased Premises for which claims for death, disease or bodily injury may be asserted against Landlord, Tenant or the Leased Premises or, in lieu of such Workers’ Compensation Insurance, a program of self-insurance complying with the rules, regulations and requirements of the appropriate agency of the State or States in which the Leased Premises are located.

(iv) Comprehensive Boiler and Machinery Insurance on any of the Equipment or any other equipment on or in the Leased Premises in an amount not less than $4,000,000 per accident for damage to property. Either such Boiler and Machinery policy or the All-Risk policy required in (i) above shall include at least $1,000,000 per incidence for Off-Premises Service Interruption, Expediting Expenses, and Hazardous Materials Clean-up Expense and may contain a deductible not to exceed $100,000.

(v) Business Interruption coverage on an “actual loss sustained” basis over the period of indemnity (such coverage shall be available for up to a period of at least twelve (12) months). Such insurance shall name Landlord as loss payee solely with respect to Basic Rent payable to or for the benefit of the Landlord under this Lease. The perils covered by this policy shall be the same as those accepted on the Leased Premises including flood, earthquake and earth movement.

(vi) During any period in which any Alterations at the Leased Premises are being undertaken, Tenant will obtain commercial general liability insurance including contractual liability, in the amount of $1,000,000 primary and $10,000,000 excess liability in the aggregate (the policy shall provide coverage on an occurrence basis against claims for personal injury, bodily injury and death or property damage occurring on, in or about the Leased Premises and the adjoining streets, sidewalks and passageways. In addition, Tenant shall require all contractors and subcontractors, architects and engineers to provide appropriate insurance coverage), including Builder’s risk insurance on a completed value basis protecting against “all risks” of physical loss, including collapse during construction, water damage, flood, earthquake and transit coverage (coverage should be on a non-reporting form, covering the total value of work performed and equipment, supplies and materials furnished (with an appropriate limit for soft costs in the case of construction) with deductibles approved by Landlord). The builder’s risk insurance shall not contain a permission to occupy limitation. Borrower agrees to consult with Landlord prior to commencing the construction of any Improvements and to comply with all reasonable special insurance requirements of Lender pertaining to any construction or Alteration.

(vii) If not covered by the policy required in Section 15(a)(i) above, insurance coverage for terrorism and terrorist acts, in form and content and with coverages acceptable to Landlord in its sole discretion. Landlord and Tenant acknowledge that Tenant shall not be required to carry the insurance coverage described in Sections 15(a)(vii) and (viii) if such insurance cannot be obtained at commercially reasonable rates and is not customarily carried by institutional owners or tenants of facilities similar to the Leased Premises.

(viii) Umbrella excess liability insurance for not less than $10,000,000 per occurrence, subject to an aggregate cap of not less than $10,000,000.

(ix) In connection with the Storage Tanks presently located on the Leased Premises and any additional fuel Storage Tanks installed on the Leased Premises in accordance with Section 9 of this Lease, Tenant shall, at all times during the Term of this Lease, obtain and keep in force or reimburse Lender for the cost of Storage Tank Pollution Liability Insurance in the amount of $1,000,000 per claim and $1,000,000 in the aggregate. For each new Storage Tank installed, the Tenant shall increase the aggregate limit by $500,000.

(x) Law and Ordinance coverage in form and substance reasonably satisfactory to Landlord.

(xi) Such other insurance (or other terms with respect to any insurance required pursuant to this Section 15, including, without limitation, amounts of coverage, deductibles, form of mortgagee clause) on or in connection with the Leased Premises as Landlord may reasonably require, which at the time is usual and commonly obtained in connection with properties similar in type of building size, use and location to the Leased Premises.

(b) The insurance required by Section 15(a) shall be written by companies which have a Best’s rating of A with a financial size of Class X or above or a comparable claims paying ability assigned by Standard & Poor’s Corporation or equivalent rating agency approved by Landlord and are admitted in, and approved to write insurance policies by, the State Insurance Department for the state in which the Leased Premises are located. The insurance policies (i) shall be for such terms as Landlord may reasonably approve, (ii) shall be primary and without right of contribution of any other insurance carried by or on behalf of Landlord (if any), and (iii) shall be in amounts sufficient at all times to satisfy any coinsurance requirements thereof. The insurance referred to in Sections 15(a)(i), 15(a)(iv), 15(a)(v), 15(a)(vi) 15(a)(vii), 15(viii) and 15(a)(x) shall name Landlord as Owner, Landlord and Lender as loss payee as its interest may appear. The insurance referred to in Sections 15(a)(ii) and 15(a)(viii) shall name Landlord as an additional insured. Any obligation imposed upon the insureds shall be the sole obligation of Tenant and not of any other insured. If said insurance or any part thereof shall expire, be withdrawn, become void, voidable, unreliable or unsafe for any reason, including a breach of any condition thereof by Tenant or the failure or impairment of the capital of any insurer, or if for any other reason whatsoever said insurance shall become reasonably unsatisfactory to Landlord, Tenant shall within thirty (30) days prior to the expiration date of the policy or following written notice from Landlord obtain new or additional insurance reasonably satisfactory to Landlord. In addition, Tenant hereby grants to the Lender the same rights as Landlord under this Section 15 and Section 16. In addition to the foregoing, if required by Lender, the insurance referred to in Sections 15(a)(ii) and 15(a)(viii) shall also name the Lender as an additional insured under such policies.

(c) Each policy required by any provision of Section 15(a), except clause (iii) thereof, shall provide that it may not be cancelled on any renewal date except after thirty (30) days’ prior notice to Landlord. Each such policy shall also provide that any loss otherwise payable thereunder shall be payable notwithstanding any change in title to or ownership of the Leased Premises and, to the extent available, shall provided that any loss otherwise payable thereunder shall be payable notwithstanding (i) any act or omission of Landlord or Tenant which might, absent such provision, result in a forfeiture of all or a part of such insurance payment, and (ii) the occupation or use of the Leased Premises for purposes more hazardous than those permitted by the provisions of such policy.

(d) Tenant shall pay as they become due all premiums for the insurance required by Section 15(a), shall renew or replace each policy and upon written request deliver to Landlord evidence of timely payment of the full premium therefor or installment then due and shall promptly deliver to Landlord all original certificates of insurance.

(e) Anything in this Section 15 to the contrary notwithstanding, any insurance which Tenant is required to obtain pursuant to Section 15(a) may be carried under a “blanket” or umbrella policy or policies covering other properties or liabilities of Tenant, provided that such “blanket” or umbrella policy or policies otherwise comply with the provisions of this Section 15 and provided further that Tenant shall provide to Landlord a Statement of Values which shall be reviewed annually and amended as necessary based on Replacement Cost Valuations. Upon written request, a certified copy of each such “blanket” or umbrella policy shall promptly be delivered to Landlord.

(f) Tenant shall have the replacement cost and insurable value of the Improvements and Equipment determined from time to time as required by the replacement cost and agreed amount endorsements and shall deliver to Landlord the new replacement cost and agreed amount endorsement or certificate evidencing such endorsement promptly upon Tenant’s receipt thereof.

(g) Tenant shall promptly comply with and conform to (i) all provisions of each insurance policy required by this Section 15 and (ii) all requirements of the insurers thereunder applicable to Landlord, Tenant or the Leased Premises or to the use, manner of use, occupancy, possession, operation, maintenance, alteration or repair of the Leased Premises, even if such compliance necessitates Alterations or results in interference with the use or enjoyment of the Leased Premises.

(h) Tenant shall not carry separate insurance concurrent in form or contributing in the event of a Casualty with that required in this Section 15 unless (i) Landlord are included therein as named insureds, with loss payable as provided herein, and (ii) such separate insurance complies with the other provisions of this Section 15. Tenant shall immediately notify Landlord of such separate insurance and shall deliver to Landlord the certified copies of such certificates of insurance evidencing such coverage.

(i) All policies shall contain effective waivers by the carrier against all claims for insurance premiums against Landlord and shall contain full waivers of subrogation against the Landlord.

(j) All proceeds of any insurance required under Section 15(a) shall be payable as follows:

(i) Proceeds payable under clauses (ii), (iii) and (iv) of Section 15(a) and proceeds attributable to the general liability coverage of Builder’s Risk insurance under clause (vi) of Section 15(a) shall be payable to the Person entitled to receive such proceeds.

(ii) Proceeds of insurance required under clause (i) and (vii) - (x) of Section 15(a) and proceeds attributable to Builder’s Risk insurance (other than its general liability coverage provisions) under clause (vi) of Section 15(a) shall be payable to Landlord and applied as set forth in Section 17 or, if applicable, Section 18. Tenant shall apply the Net Award to restoration of the Leased Premises in accordance with the applicable provisions of this Lease unless a Termination Event shall have occurred and Tenant has given a Termination Notice in which case the Landlord shall be entitled to keep the Net Award.

(iii) Proceeds of insurance required under clause (v) of Section 15(a) shall be payable to Landlord, and any amounts so received shall be applied against Basic Rent as the same shall become due and owing.

16. Casualty and Condemnation.

(a) If any Casualty to the Leased Premises occurs the insurance proceeds for which are reasonably estimated by Tenant to be equal to or in excess of Two Hundred Fifty Thousand Dollars ($250,000), Tenant shall give Landlord prompt notice thereof. So long as no Event of Default exists, Tenant is hereby authorized to adjust, collect and compromise all claims under any of the insurance policies required by Section 15(a) (except public liability insurance claims payable to a Person other than Tenant, or Landlord) and to execute and deliver on behalf of Landlord all necessary proofs of loss, receipts, vouchers and releases required by the insurers and Landlord shall have the right to join with Tenant therein. Notwithstanding the foregoing, any final adjustment, settlement or compromise of any such claim that is in excess of Two Hundred Fifty Thousand Dollars ($250,000) shall be subject to the prior written approval of Landlord. If an Event of Default exists, Tenant shall not be entitled to adjust, collect or compromise any such claim or to participate with Landlord in any adjustment, collection and compromise of the Net Award payable in connection with a Casualty. Tenant agrees to sign, upon the request of Landlord, all such proofs of loss, receipts, vouchers and releases. Each insurer is hereby authorized and directed to make payment under said policies, excluding return of unearned premiums, directly to Landlord and Tenant jointly, and Tenant hereby appoints Landlord as Tenant’s attorney-in-fact to endorse any draft therefor.

(b) Tenant, promptly upon receiving a Condemnation Notice, shall notify Landlord thereof. Landlord shall be authorized to collect, settle and compromise the amount of any Net Award and, provided that so long as an Event of Default does not exist, Tenant shall be entitled to participate with Landlord in any Condemnation proceeding or negotiations under threat thereof or to contest the Condemnation or the amount of the Net Award therefor. Subject to the provisions of this Section 16(b), Tenant hereby irrevocably assigns to Landlord any award or payment to which Tenant is or may be entitled by reason of any Condemnation, whether the same shall be paid or payable for Tenant’s leasehold interest hereunder or otherwise; but nothing in this Lease shall impair Tenant’s right to any award or payment on account of Tenant’s trade fixtures, equipment or other tangible property which is not part of the Equipment, moving expenses or loss of business, if available, to the extent that and so long as (i) Tenant shall have the right to make, and does make, a separate claim therefor against the condemnor and (ii) such claim does not in any way reduce either the amount of the award otherwise payable to Landlord for the Condemnation of Landlord’s fee interest in the Leased Premises or the amount of the award (if any) otherwise payable for the Condemnation of Tenant’s leasehold interest hereunder.

(c) If any Partial Casualty (whether or not insured against) or Partial Condemnation shall occur to the Leased Premises, this Lease shall continue, notwithstanding such event, and the Basic Rent payable hereunder shall be appropriately adjusted to reflect any reduction in the net rentable area of the Improvements that is unavailable for Tenant’s use and occupancy if the lost use of such space adversely affects Tenant’s ability to operate its business in a material manner, as a result of such Partial Casualty or Partial Condemnation, but only to the extent Landlord receives the insurance proceeds under Section 15(a)(v) to cover the lost Basic Rent and if any such insurance proceeds relating to lost Basic Rent (or lost profits but only to the extent of Basic Rent due and payable) are paid to Tenant, Tenant shall pay such sums to Landlord, and only for so long as Tenant’s use and occupancy is adversely affected. Except as provided in the preceding sentence, Tenant’s Basic Rent shall not abate or be reduced during Tenant’s restoration of the Improvements. Promptly after such Partial Casualty or Partial Condemnation, Tenant, as required in Section 11(a), shall commence and diligently continue to restore the Leased Premises as nearly as possible to their value, condition and character immediately prior to such event (assuming the Leased Premises to have been in the condition required by this Lease), and so long as no Event of Default exists, any Net Award up to and including $500,000 shall be paid by Landlord directly to Tenant for the purpose of paying the cost of such restoration, provided, that Tenant shall pay Landlord the amount of any shortfall to the extent the Net Award is insufficient to cover the cost of the restoration or Tenant shall provide Landlord with adequate security to secure the payment of such shortfall as and when required by Landlord. Any Net Award in excess of $500,000 shall (unless such Casualty and Condemnation resulting in the Net Award is a Termination Event) be made available by Landlord to Tenant for the restoration of the Leased Premises pursuant to and in accordance with and subject to the provisions of Section 18(b) hereof.

17. Termination Events.

(a) If (i) all of the Leased Premises shall be taken by a Taking, (ii) all of the Leased Premises shall be substantially damaged or destroyed by a Casualty, (iii) any portion of the Leased Premises shall be taken by a Taking and the remaining portion of the Leased Premises is unsuitable or uneconomical for the continuation of Tenant’s business therein, or (iv) any portion of the Leased Premises is destroyed or damaged by a Casualty and the estimated time to repair or replace the Leased Premises is in excess of one (1) year, as reasonably estimated by Landlord, or under applicable law the Leased Premises cannot be rebuilt to a condition that is suitable and economical for the operation of Tenant’s business therein (each of the events described in the above clauses (i), (ii), (iii) and (iv) shall hereinafter be referred to as a “Termination Event”), then Tenant shall have the option, within thirty (30) days after Tenant receives a Condemnation Notice, or within thirty (30) days after the Casualty, as the case may be, to give to Landlord written notice (a “Termination Notice”) in the form described in Section 17(b) of the Tenant’s election to terminate this Lease.

(b) A Termination Notice shall contain notice of Tenant’s intention to terminate this Lease on the first Basic Rent Payment Date occurring after the date of such Termination Notice.

18. Restoration.

(a) In the event that the Lease is not terminated as a result of any Condemnation or Casualty as provided in Section 17 above, Landlord shall hold any Net Award in excess of $500,000 in a fund (the “Restoration Fund”) and disburse amounts from the Restoration Fund only in accordance with the following conditions:

(i) prior to commencement of restoration, (A) the architects, contracts, contractors, plans and specifications for the restoration shall have been approved by Landlord, which approval shall not be unreasonably withheld, delayed or conditioned, and (B) if requested by Landlord, Landlord shall be provided with acceptable performance and payment bonds which insure completion of and payment for the restoration, are in an amount and form and have a surety acceptable to Landlord, and name Landlord as additional dual obligees;

(ii) at the time of any disbursement, no Event of Default shall exist and no mechanics’ or materialmen’s liens shall have been filed against the Leased Premises and remain undischarged, subject to Tenant’s rights under Section 14 hereof;

(iii) disbursements shall be made monthly in an amount not exceeding the cost of the work completed since the last disbursement, upon receipt of (A) satisfactory evidence, including architects’ certificates, of the stage of completion, the estimated total cost of completion and performance of the work to date in a good and workmanlike manner in accordance with the contracts, plans and specifications, (B) waivers of liens, (C) contractors’ and subcontractors’ sworn statements as to completed work and the cost thereof for which payment is requested and (D) a satisfactory bring-down of title insurance;

(iv) each request for disbursement shall be accompanied by a certificate of Tenant, signed by an officer of Tenant, describing the work for which payment is requested, stating the cost incurred in connection therewith, stating that Tenant has not previously received payment for such work and, upon completion of the work, also stating that the work has been fully completed and complies with the applicable requirements of this Lease;

(v) Landlord may retain ten percent (10%) of the Restoration Fund until the restoration is fully completed;

(vi) the Restoration Fund shall not be commingled with Landlord’s other funds and shall bear interest at a rate agreed to by Landlord and Tenant;

(vii) such other customary reasonable conditions as Landlord may reasonably impose.

(b) Prior to commencement of restoration and at any time during restoration, if the estimated cost of completing the restoration work free and clear of all liens, as reasonably determined by Landlord, exceeds the amount of the Net Award available for such restoration, the amount of such excess shall, within ten (10) days following written request by Landlord, be paid by Tenant to Landlord to be added to the Restoration Fund or Tenant shall provide Landlord with reasonable adequate security to secure the payment of such excess as and when required. Any sum so added by Tenant which remains in the Restoration Fund upon completion of restoration shall be refunded to Tenant. For purposes of determining the source of funds with respect to the disposition of funds remaining after the completion of restoration, the Net Award shall be deemed to be disbursed prior to any amount added by Tenant.

(c) If any sum remains in the Restoration Fund after completion of the restoration and any refund to Tenant pursuant to Section 18(b), such sum shall be retained by Landlord.

19. Assignment and Subletting.

(a) Tenant shall have the right, upon fifteen (15) days prior written notice to Landlord, with no consent of Landlord being required or necessary (“Preapproved Assignment”), to assign this Lease by operation of law or otherwise to any of the following Persons (each a “Preapproved Assignee”): (i) an affiliate, subsidiary, or parent of Equinix, Inc., or a corporation, partnership or other legal entity wholly owned by Equinix, Inc. (collectively, an “Affiliated Party”), or (ii) a successor to Tenant by acquisition or merger, or by a consolidation or reorganization pursuant to which Tenant ceases to exist as a legal entity (each such party a “Successor Party”); provided, however, that as a condition precedent to such Preapproved Assignment, Tenant shall provide a guaranty from Equinix, Inc. (“Guarantor”) or a successor to Guarantor having a net worth and financial strength equal to or greater than Guarantor in form and substance reasonably acceptable to Landlord and approved by Lender in writing. Tenant acknowledges that the ability of Landlord to give its consent or approval will be subject to Landlord receiving the consent of Lender and any such assignment shall be null and void without Lender’s consent. As used herein, (A) “parent” shall mean a company which owns a majority of Equinix, Inc.’s voting equity, (B) “subsidiary” shall mean an entity wholly owned by Equinix, Inc. or a controlling interest in whose voting equity is owned by Equinix, Inc., and (C) “affiliate” shall mean an entity controlled by, controlling or under common control with Equinix, Inc.

(b) If Tenant desires to assign this Lease, whether by operation of law or otherwise, to a Person (“Non-Preapproved Assignee”) who would not be a Preapproved

Assignee (“Non Preapproved Assignment”) then Tenant shall, not less than twenty (20) days prior to the date on which it desires to make a Non-Preapproved Assignment submit to Landlord and Lender information regarding the following with respect to the Non-Preapproved Assignee (collectively the “Review Criteria”): (A) credit, (B) capital structure, (C) management, (D) operating history, (E) proposed use of the Leased Premises, (F) compliance with all OFAC and Patriot Act requirements, and (G) the name and financial information of the proposed replacement guarantor, if any. Landlord and Lender shall review such information and shall approve or disapprove the Non-Preapproved Assignee and replacement guarantor, if any (which approval shall not be unreasonably withheld) no later than the thirtieth (30th) day following receipt of all such information, and Landlord and Lender shall be deemed to have acted reasonably in granting or withholding consent if such grant or disapproval is based solely on their review of the review Criteria applying prudent business judgment. Tenant acknowledges that the ability of Landlord to give its consent will be subject to Landlord receiving the consent of Lender and any such assignment shall be null and void without Lender’s consent.

(c) Tenant shall have the right to sublease (and such sublease being referred to herein as a “Sublease”) all or any portion of the Commercial Facility portion of the Leased Premises, subject to Landlord’s written consent, which shall not be unreasonably withheld, conditioned or delayed. Landlord shall approve or disapprove any such proposed Sublease no later than the fifteenth (15th) day following receipt of Tenant’s request for such approval. Tenant acknowledges that the ability of Landlord to give its consent may be subject to Landlord receiving the consent of Lender. Notwithstanding the foregoing, Landlord’s consent shall not be required for any Sublease to any Preapproved Assignee or that meets the following criteria: (i) the Sublease covers less than thirty thousand (30,000) rentable square feet of the Commercial Facility portion of the Leased Premises, (ii) the Sublease has a term that does not extend beyond the term of this Lease, (iii) the Sublease is in a form customarily used by Tenant for the Leased Premises or is in a form substantially similar to the Existing Leases, and (iv) the Sublease is on commercially reasonable terms and conditions at the term it is entered into. Tenant shall give Landlord notice of any Sublease entered into pursuant to the preceding sentence, together with an executed copy of such Sublease, within fifteen (15) days of the execution thereof by Tenant. Landlord’s and Tenant’s right, title and interest to any such Sublease shall be assigned to Lender.

(d) Tenant shall have the right, without the consent of Landlord to enter into subleases, licenses or similar agreements (collectively a “Customer Agreement”) with its Customers, consistent with the custom and practice of the telecommunications industry, to “co-locate” such Customers’ telecommunications equipment within the IBX Facility portion of the Leased Premises or to otherwise occupy a portion of the IBX Facility portion of the Leased Premises and to allow such Customer to avail themselves of the services provided by Tenant from the Leased Premises consistent with the permitted uses of the Leased Premises.

(e) Except to the extent otherwise provided to the contrary under the terms of the Existing Leases or prohibited by law with respect to the Existing Leases, any Sublease or Customer Agreement shall at all times be subject and subordinate in all respects to all of the terms of this Lease and the lien of the SFT I Mortgage or any other Mortgage, and (A) no Sublease or Customer Agreement shall in any way discharge or diminish any of the obligations of Tenant to Landlord under this Lease and Tenant shall remain directly and primarily liable under this Lease; (B) each Sublease and Customer Agreement shall prohibit the Customer or Non-Customer from engaging in any activities on the Leased Premises that are not consistent with those permitted under this Lease; (C) each Sublease shall be assignable to the Preapproved Assignee, the Non-Preapproved Assignee or Successor Landlord and shall provide that the Non-Customer at the election of the Successor Landlord will attorn directly to the Successor Landlord in the event of a foreclosure or deed in lieu of foreclosure and termination of this Lease and upon such election will require such Non-Customer to enter into a direct lease with the Successor Landlord (including any assignee or designee of such Successor Landlord) on substantially the same terms and conditions as the Sublease for the balance of the remaining term under the Sublease, and (D) each Sublease shall have a term which expires on or prior to the Expiration Date, but shall be subject to earlier termination if this Lease is terminated before the Expiration Date.

(f) Provided that a Sublease complies with the provisions of Section 19(c), (d) and (e) above and has been approved by Lender, at the request of Tenant, Landlord shall enter into and shall use commercially reasonable efforts to obtain from the Lender a non disturbance and attornment agreement, on a form reasonably acceptable to Landlord, Tenant and such subtenant or Customer.

(g) If Tenant assigns all its rights and interest under this Lease as permitted under Section 19(a), the assignee under such assignment shall expressly assume all the obligations of Tenant hereunder, actual or contingent, including obligations of Tenant which may have arisen on or prior to the date of such assignment, by a written instrument delivered to Landlord at the time of such assignment. Except for any Preapproved Assignment (in which case such Tenant shall be released from its obligations under this Lease and only the successor Tenant shall continue to be liable), no assignment or sublease made as permitted by this Section 21 shall affect or reduce any of the obligations of Tenant hereunder, and all such obligations shall continue in full force and effect as obligations of a principal and not as obligations of a guarantor, as if no assignment or sublease had been made. No assignment or sublease shall impose any additional obligations on Landlord under this Lease.

(h) With respect to any Preapproved Assignment or Sublease, Tenant shall provide to Landlord and Lender information reasonably required by Landlord or Lender to establish that any proposed Preapproved Assignment or Sublease satisfies the criteria set forth above.

(i) Tenant shall, within ten (10) business days after the execution and delivery of any Preapproved Assignment or sublease, deliver a duplicate original copy thereof to Landlord and if requested by Lender, to Lender.

(j) Subject to the prior approval of Lender, Landlord may sell or transfer the Leased Premises at any time without Tenant’s consent to any third party subject to the rights of Tenant under this Lease and an assumption of the obligations of Landlord hereunder by the purchaser or other transferee (each a “Third Party Purchaser”). In the event of any such transfer, Tenant shall attorn to any Third Party Purchaser as Landlord so long as such Third Party

Purchaser and Landlord notify Tenant in writing of such transfer. At the request of Landlord, Tenant will execute such documents confirming the agreement referred to above and such other agreements as Landlord may reasonably request in form and substance reasonably acceptable to Tenant, provided that such agreements do not increase the liabilities and obligations of Tenant hereunder. Notwithstanding the foregoing, in the event that Building A or Building B of the Leased Premises is sold by Landlord and the Mortgage is released in connection therewith, this Lease shall terminate as to the portion of the Leased Premises sold as of the date of the closing of such sale; provided, however that there shall be no reduction in the amount of Basic Rent due and payable hereunder as a result thereof.

20. Events of Default.

(a) The occurrence of any one or more of the following (after expiration of any applicable cure period as provided in Section 20(b)) shall, at the sole option of Landlord, constitute an “Event of Default” under this Lease:

(i) a failure by Tenant to make any payment of any Monetary Obligation as and when due;

(ii) a failure by Tenant duly to perform and observe, or a violation or breach of, any other provision hereof not otherwise specifically mentioned in this Section 20(a);

(iii) Tenant shall (A) voluntarily be adjudicated a bankrupt or insolvent, (B) seek or consent to the appointment of a receiver or trustee for itself, (C) file a petition seeking relief under the bankruptcy or other similar laws of the United States, any state or any jurisdiction, (D) make a general assignment for the benefit of creditors, or (E) be unable to pay its debts as they mature;

(iv) a court shall enter an order, judgment or decree appointing, without the consent of Tenant, a receiver or trustee for it or approving a petition filed against Tenant which seeks relief under the bankruptcy or other similar laws of the United States, any state or any jurisdiction, and such order, judgment or decree shall remain undischarged or unstayed sixty (60) days after it is entered;

(v) the Leased Premises shall have been vacated, provided it shall not be an Event of Default if the Leased Premises is vacant so long as Tenant is diligently pursuing a subtenant or assignee for the Leased Premises;

(vi) Tenant shall be liquidated or dissolved or shall begin proceedings towards its liquidation or dissolution; or

(vii) the estate or interest of Tenant in the Leased Premises shall be levied upon or attached in any proceeding and such estate or interest is about to be sold or transferred or such process shall not be vacated or discharged within ninety (90) days after it is made.

(b) No notice or cure period shall be required in any one or more of the following events: (A) the occurrence of an Event of Default under clause (i) (except as otherwise set forth below), (iii) (iv), (vi), (vii), or (viii) of Section 20(a); or (B) the default consists of a failure to provide any insurance required by Section 16 or an assignment or sublease entered into in violation of Section 19. If the default consists of the failure to pay Basic Rent, the applicable cure period shall be five (5) days from the date on which notice is given, but Landlord shall not be obligated to give notice of, or allow any cure period for, any such default more than one (1) time within any Lease Year. Any other Monetary Obligation, the applicable cure period shall be five (5) days from the date on which notice is given, but Landlord shall not be obligated to give notice of, or allow a cure period for, the same default more than one (1) time within any Lease Year. If the default consists of a default under clause (ii) of Section 20(a) (and is reasonably capable of cure), the applicable cure period shall be thirty (30) days from the date on which notice is given or, if the default cannot be cured within such thirty (30) day period and delay in the exercise of a remedy would not (in Landlord’s reasonable judgment) cause any material adverse harm to Landlord or the Leased Premises, the cure period shall be extended for the period required to cure the default, provided that Tenant shall commence to cure the default within the said thirty-day period and shall actively, diligently and in good faith proceed with and continue the curing of the default until it shall be fully cured.

21. Remedies and Damages Upon Default.

(a) If an Event of Default shall have occurred and is continuing, Landlord shall have the right, at its sole option, then or at any time thereafter, to exercise its remedies and to collect damages from Tenant in accordance with this Section 21, subject in all events to applicable Law, without demand upon or notice to Tenant except as otherwise provided in Section 20(b) and this Section 21.

(i) Landlord may give Tenant notice of Landlord’s intention to terminate this Lease on a date specified in such notice. Upon such date, this Lease, the estate hereby granted and all rights of Tenant hereunder shall expire and terminate. Upon such termination, Tenant shall immediately surrender and deliver possession of the Leased Premises to Landlord in accordance with Section 24. If Tenant does not so surrender and deliver possession of all of the Leased Premises, Landlord may re-enter and repossess the Leased Premises not surrendered pursuant to applicable legal process, by summary proceedings, ejectment or any other lawful means or procedure. Upon or at any time after taking possession of the Leased Premises, Landlord may, by legal process, remove any Persons or property therefrom. Landlord shall be under no liability for or by reason of any such entry, repossession or removal. Notwithstanding such entry or repossession, Landlord may exercise the remedies set forth in and collect the damages described in this Section 21.

(ii) After repossession of the Leased Premises pursuant to clause (i) above, Landlord shall have the right to relet the Leased Premises to such tenant or tenants, for such term or terms, for such rent, on such conditions and for such uses as Landlord may reasonably determine, and collect and receive any rents payable by reason of such reletting. Landlord may make such Alterations in connection with such reletting as it may deem advisable in its sole reasonable discretion. Notwithstanding any such reletting, Landlord may collect the damages described in this Section 21. Tenant shall reimburse Landlord for the costs and expenses of reletting any portion of the Leased Premises, including, but not limited to, all brokerage, advertising, legal, alteration, redecorating, repairing and other expenses reasonably incurred to secure a new tenant for the Leased Premises or portion thereof. In addition, if the consideration collected by Landlord upon any such reletting, after payment of the expenses of reletting the Leased Premises which have not been reimbursed by Tenant, is insufficient to pay monthly the full amount of the Rent, Tenant shall pay to Landlord the amount of each monthly deficiency as it becomes due. If such consideration is greater than the amount necessary to pay the full amount of the Rent, the full amount of such excess shall be retained by Landlord and shall in no event be payable to Tenant.

(iii) [Intentionally Omitted].

(b) If Landlord elects to terminate Tenant’s right to possession or, subject to applicable law, terminate this Lease upon the occurrence of an Event of Default, Landlord may collect and recover from Tenant and Tenant shall pay Landlord, on demand, as and for liquidated and final damages, an accelerated lump sum amount equal to the amount by which Landlord’s estimate of the aggregate amount of Rent owing, from the date of such termination through the Expiration Date plus the aggregate of Landlord’s actual and estimated expenses of reletting the Leased Premises, exceeds the fair market rental value of the Leased Premises for the same period (after deducting from such fair market rental value the time needed to relet the Leased Premises and the amount of concessions which would normally be given to a new tenant) both discounted to present value at the rate equal to the then applicable discount rate of the Federal Reserve Bank of New York plus one percent (1%).

(c) Notwithstanding anything to the contrary herein contained, in lieu of or in addition to any of the foregoing remedies and damages, Landlord may exercise any remedies and collect any damages available to it at law or in equity. If Landlord is unable to obtain full satisfaction pursuant to the exercise of any remedy, it may pursue any other remedy which it has hereunder at law or in equity.

(d) Landlord shall not be required to mitigate any of its damages hereunder unless required to by applicable Law. If any Law shall validly limit the amount of any damages provided for herein to an amount which is less than the amount agreed to herein, Landlord shall be entitled to the maximum amount available under such Law.

(e) No termination of this Lease, repossession or reletting of the Leased Premises, exercise of any remedy or collection of any damages pursuant to this Section 21 shall relieve Tenant of any Surviving Obligations.

(f) Upon the occurrence of any Event of Default, Landlord shall have the right (but no obligation) to perform any act required of Tenant hereunder at Tenant’s sole cost and expense and, if performance of such act requires that Landlord enter the Leased Premises, Landlord may enter the Leased Premises for such purpose during normal business hours upon reasonable prior written notice to Tenant (except in the event of an emergency). Furthermore, upon the occurrence of any Event of Default, Landlord shall have the right (but not the obligation) at Tenant’s sole cost and expense and without abatement of rent, to make any payment owed by Tenant to any party other than Landlord for which Tenant is liable under this Lease. Landlord’s election to make any such payment or perform any such act on Tenant’s part shall not give rise to any responsibility of Landlord to continue making the same or similar payments or performing the same or similar acts. Tenant agrees to reimburse Landlord upon demand for all sums so paid by Landlord and all necessary incidental costs, together with interest thereon at the Default Rate, from the date of such payment by Landlord until reimbursed by Tenant.

(g) No failure of Landlord (i) to insist at any time upon the strict performance of any provision of this Lease or (ii) to exercise any option, right, power or remedy contained in this Lease shall be construed as a waiver, modification or relinquishment thereof. A receipt by Landlord of any sum in satisfaction of any Monetary Obligation with knowledge of the breach of any provision hereof shall not be deemed a waiver of such breach, and no waiver by Landlord of any provision hereof shall be deemed to have been made unless expressed in a writing signed by Landlord.

(h) Landlord may also seek specific performance by Tenant in the case of breach by Tenant of one or more of its covenants contained in this Lease.

(i) All remedies are cumulative and concurrent and no remedy is exclusive of any other remedy. Each remedy may be exercised at any time an Event of Default has occurred and is continuing and may be exercised from time to time. No remedy shall be exhausted by any exercise thereof.

22. Notices. All notices, demands, requests, consents, approvals, offers, statements and other instruments or communications required or permitted to be given pursuant to the provisions of this Lease shall be in writing and shall be deemed to have been given and received for all purposes when delivered in person or by Federal Express or other reliable 24-hour delivery service or five (5) business days after being deposited in the United States mail, by registered or certified mail, return receipt requested, postage prepaid, addressed to the other party at its address stated above or when delivery is refused. For the purposes of this Section, any party may substitute another address stated above (or substituted by a previous notice) for its address by giving fifteen (15) days’ notice of the new address to the other party, in the manner provided above. A copy of all notices, demands, requests, consents, approvals, offer statements and other instruments or communications required or permitted to be given pursuant to this Lease shall be delivered in accordance with the requirements of this Section 22 to Mortgage Lender as follows:

Mortgage Lender:	SFT I, Inc.
1114 Avenue of the Americas, 27th Floor
New York, NY 10036
Attention: Chief Operating Officer
Reference: Loan No. 1267
Telephone: (212) 930-9400
Fax No.: (212) 930-9494

With a copy to:	iStar Financial Inc.
1114 Avenue of the Americas, 27th Floor
New York, New York 10036
Attn: Nina B. Matis, Esq./General Counsel
Reference: Loan No. 1267
Telephone: (212) 930-9406
Fax No.: (212) 930-9492

With a copy to:	iStar Asset Services Inc.
180 Glastonbury Blvd., Suite 201
Glastonbury, Connecticut 06033
Attn: President
Reference: Loan No. 1267
Telephone: (860) 815-5900
Facsimile: (860) 815-5901

with a copy to:	Katten Muchin Rosenman LLP
1025 Thomas Jefferson Street, N.W.
East Lobby – Suite 700
Washington, D.C. 20007
Attention: John D. Muir, Jr., Esq.
Telephone: (202) 625-3839
Fax No.: (202) 339-6054

23. Estoppel Certificate. At any time upon not less than ten (10) business days’ prior written request by either Landlord or Tenant (the “Requesting Party”) to the other party (the “Responding Party”), the Responding Party shall deliver to the Requesting Party a statement in writing, executed by an authorized officer of the Responding Party, certifying (a) that, except as otherwise specified, this Lease is unmodified and in full force and effect, (b) the dates to which Basic Rent, Additional Rent and all other Monetary Obligations have been paid, (c) that, to the knowledge of the signer of such certificate and except as otherwise specified, no default by either Landlord or Tenant exists hereunder, and (d) such other matters as the Requesting Party may reasonably request. Any such statements by the Responding Party may be relied upon by the Requesting Party, any Person whom the Requesting Party notifies the Responding Party in its request for the Certificate is an intended recipient or beneficiary of the Certificate or their assignees and by any prospective purchaser or mortgagee of the Leased Premises.

24. Surrender. Upon the expiration or earlier termination of this Lease, Tenant shall peaceably leave and surrender the Leased Premises to Landlord in Good Condition and Repair. Upon such surrender, Tenant shall (a) remove from the Leased Premises all property which is owned by Tenant or third parties other than Landlord and any Alterations constructed or installed by the Tenant and which Tenant is required to remove pursuant to Section 12 above, and (b) repair any damage caused by such removal. Property not so removed shall become the property of Landlord, and Landlord may thereafter cause such property to be removed from the Leased Premises. The reasonable cost of removing and disposing of such property and repairing any damage to the Leased Premises caused by such removal shall be paid by Tenant to Landlord within thirty (30) days of written demand. Landlord shall not in any manner or to any extent be obligated to reimburse Tenant for any such property which becomes the property of Landlord pursuant to this Section 24 and Section 12 hereof.

25. No Merger of Title. There shall be no merger of the leasehold estate created by this Lease with the fee estate in the Leased Premises by reason of the fact that the same Person may acquire or hold or own, directly or indirectly, (a) the leasehold estate created hereby or any part thereof or interest therein and (b) the fee estate in the Leased Premises or any part thereof or interest therein, unless and until all Persons having any interest in the interests described in (a) and (b) above which are sought to be merged shall join in a written instrument effecting such merger and shall duly record the same.

26. Books and Records.

(a) Tenant shall keep adequate records and books of account with respect to the Leased Premises, in accordance with generally accepted accounting principles (“GAAP”) consistently applied, and shall permit Landlord and Lender, subject to the provisions of Section 4(c) above, by their respective agents, accountants and attorneys, upon reasonable notice to Tenant, to visit and inspect the Leased Premises, or such other location where such books and records are maintained, during normal business hours and examine (and make copies of) the records and books of account. Upon the request of Landlord (either telephonically or in writing), Tenant shall provide the requesting party with copies of any information to which such party would be entitled in the course of a personal visit.

(b) To the extent not available on the EDGAR website of the Securities and Exchange Commission (“EDGAR”) or other public information sources, Tenant shall deliver to Landlord and Lender within one hundred twenty (120) days of the close of each fiscal year, annual audited financial statements of Equinix, Inc. prepared by nationally recognized independent certified public accountants. To the extent not available on EDGAR or other public information sources, Tenant shall also furnish to Landlord within forty-five (45) days after the end of each of the three remaining quarters all filings, if any, of Form 10-K, Form 10-Q and other required filings with the Securities and Exchange Commission pursuant to the provisions of the Securities Exchange Act of 1934, as amended, or any other Law.

27. Non-Recourse as to Landlord.

Anything contained herein to the contrary notwithstanding, any claim based on or in respect of any liability of Landlord under this Lease shall be enforced only against the Leased Premises and not against any other assets, properties or funds of (a) Landlord, (b) any director, member, officer, general partner, limited partner, employee or agent of Landlord, or any general partner of Landlord, any of its general partners or shareholders (or any legal representative, heir, estate, successor or assign of any thereof), (c) any predecessor or successor partnership or corporation (or other entity) of Landlord, or any of its general partners, either directly or through

Landlord or its general partners or any predecessor or successor partnership or corporation or their shareholders, officers, directors, employees or agents (or other entity), or (d) any other Person.

28. Financing.

(a) In connection with the Mortgage Lender Financing, Tenant agrees to supply Lender with such notices and information as Tenant is required to give to Landlord hereunder in accordance with Section 22 herein and to extend the rights of Landlord hereunder to any Lender. Tenant shall provide any other consent or statement and shall execute any and all other documents that Lender reasonably requires in connection with such Mortgage Lender Financing and any subsequent Mortgage, so long as the same do not adversely affect any right, benefit or privilege of Tenant or increase Tenant’s obligations under this Lease in any material respect. Furthermore, in connection with the Mortgage Lender Financing and any subsequent Mortgage, Tenant acknowledges that Landlord will assign its interest in this Lease to Mortgage Lender and any successor Lender as additional security for the Mortgage Lender Financing and any subsequent financing.

(b) In the event of any act or omission of Landlord which would give Tenant the right, immediately or after lapse of a period of time, to cancel or terminate this Lease, or to claim a partial or total eviction, Tenant shall not exercise such right (i) until it has given written notice of such act or omission to Lender at the addresses set forth in Section 22 above, and (ii) unless such act or omission shall be one which is not capable of being remedied by Landlord or Lender within the time period provided herein, until the period for remedying such act or omission provided herein shall have elapsed following the giving of such notice and following the time when Lender shall have become entitled under any applicable encumbrance to remedy the same (which reasonable period shall in no event be less than the period to which Landlord would be entitled under this Lease or otherwise, after similar notice, to effect such remedy), provided Lender shall with due diligence give Tenant written notice of its intention to remedy such act or omission, and Lender shall commence and thereafter continue with reasonable diligence to pursue its remedies under any applicable encumbrance and to remedy such act or omission. Notwithstanding the foregoing, Lender shall have no obligation to act, perform or effect any such remedy.

(c) If Tenant desires to obtain or refinance any loan that encumbers Tenant’s interest in the Leased Premises, Tenant’s equipment and any Alterations (other than the Initial Alterations) approved by Landlord and which Landlord and Lender have expressly agreed in writing may be removed by Tenant at the end of the term of this Lease, any such loan or encumbrance shall not require the consent of Landlord or Lender and shall not be deemed subject to the provisions of Section 19 of this Lease. In the event that Landlord receives written notice identifying any such lender as the holder or beneficiary of any such loan or encumbrance, Landlord shall thereafter endeavor to provide such lender with duplicate copies of any notice of an Event of Default given by Landlord to Tenant hereunder; provided, however, failure to provide such lender with such duplicate notice shall not constitute a failure to give notice to Tenant or prevent or impair Landlord’s ability to exercise its remedies under this Lease. Furthermore, Landlord shall accept from such lender any curative acts on account of such Event of Default. Notwithstanding anything to the contrary in the foregoing, Landlord shall not be required to recognize such lender under the Lease unless such lender is the direct tenant under this Lease and has a credit rating by a major national credit agency of BBB or better (or equivalent) or, in the event such lender assumes this Lease through an affiliated designee, such lender provides to Landlord a replacement guaranty in form reasonably acceptable to Landlord from a party with a net worth and financial strength at least equivalent to the Tenant as of the date hereof. No further assignments of this Lease will be permitted after such lender or its designee assumes this Lease without Landlord’s and Lender’s prior written consent.

29. Subordination and Attornment. This Lease and Tenant’s interest hereunder shall be subordinate to any Mortgage or other security instrument hereafter placed upon the Leased Premises by Landlord, including without limitation, the first priority lien of Lender, and to any and all advances made or to be made thereunder, to the interest thereon, and all renewals, amendments, modifications, replacements and extensions thereof. Tenant further agrees that upon the request of Lender, Tenant will execute a subordination and attornment agreement providing as follows:

(a) [Intentionally Omitted]

(b) Neither the Lender nor its successors and assigns shall (A) be liable for any misrepresentation, act or omission of Landlord, and (B) be bound by any amendment or modification of this Lease, not expressly provided for in this Lease, or by any prepayment of more than one month’s fixed rent, unless such amendment or modification or prepayment shall have been expressly approved in writing by such Lender.

(c) If a Lender, any successor or assignee of Lender, or any other purchaser at any foreclosure sale under such Lender’s Mortgage or in connection with the delivery of a deed in lieu of foreclosure (collectively “Successor Landlord”) shall succeed to the rights of Landlord under this Lease, whether through possession or foreclosure action or delivery of a new lease or deed, then at Successor Landlord’s request and election (it being understood that in the alternative Successor Landlord may elect to terminate this Lease), Tenant shall attorn to and recognize Successor Landlord as Tenant’s landlord under this Lease, and shall promptly execute and deliver any instrument that Successor Landlord may reasonably request to evidence such attornment. Upon such attornment this Lease shall continue in full force and effect as, or as if it were, a direct lease between Successor Landlord and Tenant upon all of the terms, conditions and covenants as are set forth in this Lease and shall be applicable after such attornment except that Successor Landlord shall not be: (i) liable for any misrepresentation, act or omission of Landlord (except that Successor Landlord shall be responsible for correcting any continuing defaults and obligations which exist at the time Successor Landlord succeeds to Landlord’s interest under the Lease), or (ii) bound by any amendment or modification of this Lease, not expressly consented to by Lender, or by any prepayment of more than one month’s fixed rent, unless such amendment or modification or prepayment shall have been expressly approved in writing by such Lender.

(d) In the event this Lease is terminated by a Successor Landlord in connection with a foreclosure or deed in lieu of foreclosure, Tenant shall cooperate in the assignment of its Subleases, licenses, permits, and entitlements and any other contracts specific to the operation of the Leased Premises to the extent requested by Successor Landlord.

30. Tax Treatment; Reporting. Landlord and Tenant each acknowledge that each shall treat this transaction as a true lease for state law purposes and shall report this transaction as a Lease for Federal income tax purposes. For Federal income tax purposes each shall report this Lease as a true lease with Landlord as the owner of the Leased Premises and Equipment and Tenant as the tenant of such Leased Premises and Equipment including: (1) treating Landlord as the owner of the property eligible to claim depreciation deductions under Section 167 or 168 of the Internal Revenue Code of 1986 (the “Code”) with respect to the Leased Premises and Equipment, (2) Tenant reporting its Rent payments as rent expense under Section 162 of the Code, and (3) Landlord reporting the Rent payments as rental income.

31. [Intentionally Omitted].

32. Miscellaneous.

(a) The Landlord and Tenant represent and warrant to each other that no broker or finder was instrumental in arranging or bringing about this transaction except for Holliday Fenoglio Fowler, L.P. (“Broker”), whose commission, if any, shall be paid by Landlord pursuant to a separate agreement with Landlord. If any other person brings a claim for a commission or finder’s fee based upon any contact, dealings or communication with Landlord or Tenant, then the party through whom such person makes his claim shall defend the other party from such claim, and shall indemnify such party and hold such party harmless from any and all costs, damages, claims, liabilities or expenses (including without limitation, court costs and reasonable attorneys’ fees and disbursements) incurred by such party in defending against the claim.

(b) The paragraph headings in this Lease are used only for convenience in finding the subject matters and are not part of this Lease or to be used in determining the intent of the parties or otherwise interpreting this Lease.

(c) As used in this Lease, the singular shall include the plural and any gender shall include all genders as the context requires and the following words and phrases shall have the following meanings: (i) “including” shall mean “including without limitation”; (ii) “provisions” shall mean “provisions, terms, agreements, covenants and/or conditions”; (iii) “lien” shall mean “lien, charge, encumbrance, title retention agreement, pledge, security interest, mortgage and/or deed of trust”; (iv) “obligation” shall mean “obligation, duty, agreement, liability, covenant and/or condition”; (v) “the Leased Premises” shall mean “the Leased Premises or any part thereof or interest therein”; (vi) “any of the Land” shall mean “the Land or any part thereof or interest therein”; (vii) “any of the Improvements” shall mean “the Improvements or any part thereof or interest therein”; and (viii) “any of the Equipment” shall mean “the Equipment or any part thereof or interest therein”.

(d) Any act which Landlord is permitted to perform under this Lease may be performed at any time and from time to time by Landlord or any person or entity designated by Landlord. Each appointment of Landlord as attorney-in-fact for Tenant hereunder is irrevocable and coupled with an interest. Landlord shall not unreasonably withhold or delay or condition its consent whenever such consent is required under this Lease. Time is of the essence with respect to the performance by Tenant of its obligations under this Lease.

(e) Landlord shall in no event be construed for any purpose to be a partner, joint venturer or associate of Tenant or of any subtenant, operator, concessionaire or licensee of Tenant with respect to the Leased Premises or otherwise in the conduct of their respective businesses.

(f) This Lease and any documents which may be executed by Tenant on or about the effective date hereof at Landlord’s request constitute the entire agreement between the parties and supersede all prior understandings and agreements, whether written or oral, between the parties hereto relating to the Leased Premises and the transactions provided for herein. Landlord and Tenant are business entities having substantial experience with the subject matter of this Lease and have each fully participated in the negotiation and drafting of this Lease. Accordingly, this Lease shall be construed without regard to the rule that ambiguities in a document are to be construed against the drafter.

(g) This Lease may be modified, amended, discharged or waived only by an agreement in writing signed by the party against whom enforcement of any such modification, amendment, discharge or waiver is sought.

(h) The covenants of this Lease shall run with the land and bind Tenant, its successors and assigns and all present and subsequent encumbrancers and subtenants of the Leased Premises, and shall inure to the benefit of Landlord, its successors and assigns. If there is more than one Tenant, the obligations of each shall be joint and several.

(i) If any one or more of the provisions contained in this Lease shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Lease, but this Lease shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

(j) All exhibits attached hereto are incorporated herein as if fully set forth.

(k) This Lease shall be governed by and construed and enforced in accordance with the Commonwealth of Virginia.

(l) For purposes of Section 55-2, Code of Virginia (1950), as amended, this Lease is and shall be deemed to be a deed of lease. For purposes of Section 55-218.1, Code of Virginia (1950), as amended, Landlord’s resident agent is UCC Retrievals, Inc., 7288 Hanover Green Drive, Mechanicsville, Virginia 23111.

[EXECUTION ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be duly executed under seal as of the day and year first above written.

LANDLORD:

EQUINIX RP II LLC a Delaware limited liability company

By:	/s/ PETER VAN CAMP
Name:	Peter Van Camp
Title:	Manager

TENANT:

EQUINIX, INC., a Delaware corporation

By:	/s/ PETER VAN CAMP
Name:	Peter Van Camp
Title:	Chief Executive Officer